Exhibit 99.2

LEXMARK INTERNATIONAL II, LLC

2024 Audited Financial Statements

LEXMARK INTERNATIONAL II, LLC AND SUBSIDIARIES

ANNUAL REPORT

For the Years Ended December 31, 2024 and 2023

Tel: 513-592-2400	221 E.4th Street, Suite 2600
Fax: 513-592-2473	Cincinnati, OH 45202
www.bdo.com

Independent Auditor’s Report

Board of Directors

Lexmark International II, LLC

Lexington, Kentucky

Opinion

We have audited the consolidated financial statements of Lexmark International II, LLC and its subsidiaries (the Company), which comprise the consolidated statements of financial position as of December 31, 2024 and 2023, and the related consolidated statements of earnings, comprehensive earnings, member’s equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

February 28, 2025

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF EARNINGS

For the years ended December 31, 2024 and 2023

(In Millions)

	2024	2023
Revenue:
Product	$1,878.6	$1,709.3
Product, related party	64.6	69.4
Service	303.7	288.6

Revenue	2,246.9	2,067.3
Cost of revenue:
Product	1,304.5	1,222.0
Product, related party	42.5	41.1
Service	203.2	202.8

Cost of revenue	1,550.2	1,465.9

Gross profit (loss) from continuing operations	696.7	601.4
Research and development	126.0	133.1
Selling, general and administrative	349.9	391.3
Goodwill Impairment	680.9	—
Trade name impairment	160.0	60.0
Restructuring and related charges (reversals)	(6.1)	43.7

Operating expense	1,310.7	628.1

Operating income (loss) from continuing operations	(614.0)	(26.7)
Interest expense	85.4	102.6
Interest (income)	(7.2)	(12.3)
Other expense (income), net	7.6	23.0

Earnings (loss) from continuing operations before income taxes	(699.8)	(140.0)
Provision (benefit) for income taxes	43.1	(47.0)

Net earnings (loss) from continuing operations	$(742.9)	$(93.0)
Earnings (loss) from discontinued operations, net of tax	—	0.5

Net earnings (loss)	$(742.9)	$(92.5)

See Notes to Consolidated Financial Statements.

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

For the years ended December 31, 2024 and 2023

(In Millions)

	2024	2023
Net earnings (loss)	$(742.9)	$(92.5)
Other comprehensive earnings (loss):
Foreign currency translation adjustment, net of tax	(46.5)	23.6
Recognition of pension and other postretirement benefit plans prior service credit, net of tax	—	(0.1)
Unrealized gain (loss) on cash flow hedges, net of tax	(0.8)	15.4

Total other comprehensive earnings (loss), net of tax	(47.3)	38.9

Comprehensive earnings (loss)	$(790.2)	$(53.6)

See Notes to Consolidated Financial Statements.

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As of December 31, 2024 and 2023

(In Millions, Except Units Issued and Per Unit Value)

	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$100.3	$189.0
Trade receivables, net of allowances of $2.5 in 2024 and $2.8 in 2023	365.3	362.7
Trade receivables, related party	16.2	12.1
Inventories	304.4	291.7
Prepaid expenses and other current assets	207.6	222.4
Prepaid expenses and other current assets, related party	1.4	3.2

Total current assets	995.2	1,081.1
Property, plant and equipment, net	208.0	239.8
Goodwill	1,096.6	1,777.5
Intangibles, net	424.9	618.7
Right-of-use assets from operating leases, net	253.1	228.4
Other assets	128.4	138.7
Non-current assets held-for-sale	0.9	—

Total assets	$3,107.1	$4,084.2

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Accounts payable	$501.7	$451.6
Accounts payable, related party	23.0	95.2
Short-term debt	0.9	2.5
Short-term debt, related party	0.1	0.2
Current portion of long-term debt	132.6	105.0
Current operating lease liabilities	23.2	21.1
Accrued liabilities	437.5	427.4
Accrued liabilities, related party	8.0	5.0

Total current liabilities	1,127.0	1,108.0
Long-term debt, net of unamortized issuance costs	831.4	1,007.4
Long-term operating lease liabilities	220.5	206.7
Other liabilities	292.9	336.6

Total liabilities	2,471.8	2,658.7
Commitments and Contingencies (See Note 17)
Member’s equity:
Member units, $.10 per unit value, 100 units issued and outstanding in 2023 and 2022	—	—
Member’s capital	1,361.6	1,361.6
Retained earnings (deficit)	(660.8)	82.1
Accumulated other comprehensive earnings (loss)	(65.5)	(18.2)

Total member’s equity	635.3	1,425.5

Total liabilities and member’s equity	$3,107.1	$4,084.2

See Notes to Consolidated Financial Statements.

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2024 and 2023

(In Millions)

	2024	2023
Cash flows from operating activities:
Net earnings (loss)	$(742.9)	$(92.5)
Adjustments to reconcile net earnings (loss) to net cash flows provided by (used for) operating activities:
Depreciation and amortization	97.9	129.5
Goodwill impairment	680.9	—
Trade name impairment	160.0	60.0
Deferred taxes	(1.8)	(27.6)
Gain on sale lease-back	(42.9)	(22.9)
Gain from land sale	—	(4.5)
Inventory provisions	13.1	13.4
Pension and other postretirement (income) expense	7.4	22.6
Other	2.3	1.6
Change in assets and liabilities:
Trade receivables	(4.2)	(50.0)
Trade receivables, related party	(4.1)	12.6
Inventories	(25.8)	47.1
Accounts payable	50.1	(5.8)
Accounts payable, related party	(72.2)	4.1
Accrued liabilities	5.2	6.2
Accrued liabilities, related party	3.0	(1.0)
Other assets and liabilities	(95.3)	(131.1)
Other assets and liabilities, related party	1.8	2.2
Pension and other postretirement contributions	(13.7)	(5.0)

Net cash flows provided by (used for) operating activities	18.8	(41.1)

Cash flows from investing activities:
Purchases of property, plant and equipment	(22.0)	(29.4)
Proceeds from sale of facilities	75.8	136.5
Other	—	0.2

Net cash flows provided by (used for) investing activities	53.8	107.3

Cash flows from financing activities:
Proceeds from debt	357.3	158.5
Payments on debt	(516.5)	(134.8)
Payments on debt, related party	(0.1)	—
Fees related to financing of long-term debt	(1.1)	(3.9)
Other	—	(4.3)

Net cash flows provided by (used for) financing activities	(160.4)	15.5

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(2.3)	(0.3)

Net change in cash, cash equivalents and restricted cash	(90.1)	81.4
Cash, cash equivalents and restricted cash - beginning of period	201.5	120.1

Cash, cash equivalents and restricted cash - end of period	$111.4	$201.5

See Notes to Consolidated Financial Statements.

Lexmark International II, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBER’S EQUITY

For the years ended December 31, 2024 and 2023

(In Millions, Except Units Issued and Unit Value)

			Member’s Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Earnings (Loss)	Total Member’s Equity
	Member Units
	Units	Value
Balance at December 31, 2022	100.0	$10.0	$1,361.6	$175.0	$(57.1)	$1,479.5
Comprehensive earnings (loss), net of taxes:
Net earnings (loss)				(92.5)		(92.5)
Transition adjustments (1)				(0.4)		(0.4)
Other comprehensive earnings (loss)					38.9	38.9

Balance at December 31, 2023	100.0	$10.0	$1,361.6	$82.1	$(18.2)	$1,425.5
Comprehensive earnings (loss), net of taxes:
Net earnings (loss)				(742.9)		(742.9)
Other comprehensive earnings (loss)					(47.3)	(47.3)

Balance at December 31, 2024	100.0	$10.0	$1,361.6	$(660.8)	$(65.5)	$635.3

(1)	Transition adjustment related to adoption of Accounting Standards Update 2022-02, Financial Instruments-Current Expected Credit Loss (CECL)

See Notes to Consolidated Financial Statements.

Lexmark International II, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Tabular Dollars in Millions, Except Units and Unit Value)

1.	ORGANIZATION AND BUSINESS

Description of Business

Lexmark International II, LLC (together with its subsidiaries, the “Company” or “Lexmark”) is a limited liability company organized under the laws of the State of Delaware, whose principal operations and holdings relate to the operations conducted by Lexmark International, Inc. (“LII”) and its subsidiaries. Lexmark is owned by a consortium of investors composed of Ninestar Corporation (“Ninestar”), PAG Asia Capital (“PAG”) and Legend Capital Management Co. Ltd.

LII is a leading developer, manufacturer and supplier of printing, imaging, device management, managed print services (“MPS”), cloud services, document workflow, and technology solutions. LII operates in the office printing and imaging markets and its products include laser printers, multifunction devices, and the associated supplies/solutions/services. The major customers for LII’s products are large corporations, small and medium businesses, and the public sector. LII’s products are principally sold through resellers, retailers and distributors in various countries around the world.

Pending Acquisition of Lexmark International, II, LLC.

On December 22, 2024, the Company entered into an Agreement and Plan of Acquisition (“Acquisition Agreement”) that provides for the acquisition of the Company by Xerox Corporation (“Xerox”) in a deal valued at $1.5 billion, inclusive of net debt and other assumed liabilities. The consummation of the acquisition remains subject to applicable foreign and domestic regulatory clearances and other customary closing conditions, including approval of the shareholders of Ninestar and regulatory approval from the CIFIUS Monitoring Agencies. While the investors expect to close the transaction in the second half of 2025, there can be no certainty that the acquisition will be successfully consummated.

The Acquisition Agreement includes termination rights that allow either party to terminate the agreement if certain of the closing conditions are not met before contractually defined dates included in the Acquisition Agreement. Additionally, depending on the circumstances that led to the termination, Lexmark or Xerox may be required to reimburse the other party, or the investors, for documented out of pocket costs incurred in connection with the pending transaction, up to a maximum of $30.0 million. If the Acquisition Agreement is terminated for failure to hold the Ninestar shareholder meeting by a certain deadline or obtain approval from the shareholders of Ninestar, and Lexmark receives another offer for the acquisition of the Company, then Lexmark would owe Xerox $50.0 million, less expenses already reimbursed, if the Company and another buyer entered into a definitive acquisition agreement within eighteen months of the termination.

Basis of Presentation

The Company applies accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SIGNIFICANT ACCOUNTING POLICIES

The Company’s significant accounting policies are an integral part of its consolidated financial statements.

Principles of Consolidation:

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Use of Estimates:

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as disclosures regarding contingencies. On an ongoing basis, the Company evaluates its estimates, including but not limited to those related to revenue recognition and allocations, inventories, goodwill and intangible asset valuations, income taxes, warranty obligations, restructurings, pension and other postretirement benefits, contingencies and litigation, long-lived asset valuations, and fair values that are based on unobservable inputs significant to the overall measurement. Lexmark bases its estimates on historical experience, market conditions, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

For the year ended December 31, 2023, the impact of supply chain disruptions resulting from the U.S. Department of Homeland Security (“DHS”) ban on Ninestar imports into the United States, inflation and currency fluctuations, created volatility in the Company’s estimates and assumptions, including goodwill and intangible assets valuations, valuation of long-lived assets, revenue, profitability, and pension valuation. For the year ended December 31, 2024, the Company’s estimates, primarily those used for goodwill and trade name valuation, were impacted by the implied fair value of the Company from the pending Xerox acquisition.

Foreign Currency Translation and Remeasurement:

Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment are translated into U.S. dollars at period-end exchange rates. Income and expense accounts and cash flows are translated at average exchange rates prevailing during the period. Adjustments arising from the translation of assets and liabilities, changes in member’s equity and results of operations are accumulated as a separate component of Accumulated other comprehensive earnings (loss) in member’s equity.

Certain non-U.S. subsidiaries use the U.S. dollar as their functional currency. Local currency transactions of these subsidiaries are remeasured using a combination of current and historical exchange rates. The effect of remeasurement is included in net earnings.

Cash Equivalents:

All highly liquid investments with an original maturity of three months or less at the Company’s date of purchase are considered to be cash equivalents.

Fair Value:

The Company generally uses a market approach, when practicable, in valuing financial instruments. The fair values of cash and cash equivalents, trade receivables and accounts payable approximate their carrying values due to the relatively short-term nature of the instruments.

To identify the appropriate level in the fair value hierarchy, the Company uses default assumptions regarding the general characteristics of the financial instrument as the starting point. The Company then adjusts the level assigned to the fair value measurement, as necessary, based on the weight of the evidence obtained by the Company. Except for its pension plan assets, the Company reviews the levels assigned to its fair value measurements on a semi-annual basis and recognizes transfers between levels of the fair value hierarchy as of the beginning of the quarter in which the transfer occurs. See Note 16 of the Notes to the Consolidated Financial Statements for further information on the Company’s assigned fair value levels.

For pension plan assets, the Company reviews the levels assigned to its fair value measurements on an annual basis and recognizes transfers between levels as of the beginning of the year in which the transfer occurs. The Company uses multiple sources of pricing, as well as trading and other market data, in its process of reporting fair values and testing default level assumptions of pension plan assets. The Company assesses the quantity and quality of pricing sources available, variability in pricing, trading activity, and other relevant data in performing this process.

The Company also performs fair value measurements on a nonrecurring basis for various nonfinancial assets and liabilities including assets and liabilities acquired in a business combination, impairment of long-lived assets held for sale and goodwill and indefinite-lived intangible asset impairment testing. The valuation approach(es) selected for each of these measurements depends upon the specific facts and circumstances.

Trade Receivables - Allowance for Credit Losses:

Trade receivables consist of customer obligations due under normal terms and are generally unsecured and due within 30-45 days. The aging of the Lexmark’s receivables portfolio is based on the number of days an invoice is past due. Receivables that are more than 30 days past due are considered delinquent. Lexmark maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company estimates the allowance for doubtful accounts based on a variety of factors including the financial health of its customers, unusual macroeconomic conditions, historical experience, and projected future economic conditions. If the financial condition of its customers deteriorates or other circumstances occur that result in an impairment of customers’ probability to make payments, the Company records additional allowances as needed. The Company writes off uncollectible trade accounts receivable against the allowance for doubtful accounts when collections efforts have been exhausted and/or any legal action taken by the Company has concluded. During the year ended December 31, 2023, the Company adopted Accounting Standards Update 2022-02, Financial Instruments-Current Expected Credit Loss (CECL) Standard (Topic 326-20) which is discussed below.

Inventories:

Inventories are measured at the lower of cost and net realizable value, using standard cost which approximates the average cost method of valuing its inventories and related cost of goods sold.

Lexmark’s write-downs of obsolescence or unmarketable inventories are accounted for by reducing the recorded cost to its net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less reasonably predictable cost of completion, disposal, and transportation. The obsolescence and scrap reserve at December 31, 2024 is $31.7 million and $40.0 million at December 31, 2023. Lexmark records an adverse purchase commitment liability on non-cancelable commitments when anticipated market sales prices are lower than committed costs.

As of December 31, 2024, and December 31, 2023, inventories consist of the following:

	December 31, 2024	December 31, 2023
Raw materials	$32.1	$43.2
Work in process	76.1	77.3
Finished goods	196.2	171.2

Inventories	$304.4	$291.7

Property, Plant and Equipment:

Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Property, plant and equipment accounts are relieved of the cost and related accumulated depreciation when assets are disposed of or otherwise retired. Gains or losses on the dispositions of property, plant and equipment are included in the Consolidated Statements of Earnings.

Internal-Use Software Costs:

Lexmark capitalizes direct costs incurred during the application development and implementation stages for developing, purchasing, or otherwise acquiring software for internal use. These software costs are included in Property, plant and equipment, net, on the Consolidated Statements of Financial Position and are amortized over the estimated useful life of the software. Costs associated with internal use software-as-a-service (“SaaS”) are included in Prepaid expenses and other current assets and Other assets on the Consolidated Statements of Financial Position, and were $8.2 million and $36.2 million, respectively, as of December 31, 2024 and $9.4 million and $34.2 million, respectively, as of December 31, 2023. All costs incurred during the preliminary project stage are expensed as incurred.

Software Development Costs:

Software development costs incurred subsequent to a product establishing technological feasibility are usually not significant. As such, Lexmark capitalizes a limited amount of costs for software to be sold, leased or otherwise marketed. Software costs prior to establishing technological feasibility are expensed as incurred.

Goodwill and Intangible Assets:

Lexmark assesses its goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter, or between annual tests if an event occurs or circumstances change that lead management to believe it is more likely than not that an impairment exists. Examples of such events or circumstances include a deterioration in general economic conditions, increased competitive environment, or a decline in overall financial performance of the Company. Goodwill is tested at the reporting unit level, at or below the operating segment level. The Company determined it has a single reporting unit.

Lexmark performs its assessment of goodwill utilizing a single-step quantitative impairment test, where the Company assesses whether the carrying amount of the reporting unit is greater than its fair value, including goodwill.

Intangible assets with finite lives are amortized over their estimated useful lives using the straight-line method. In certain instances where consumption could be greater in the earlier years of the asset’s life, the Company has selected, as a compensating measure, a shorter period over which to amortize the asset. The Company’s intangible assets with finite lives are tested for impairment in accordance with its policy for long-lived assets below. Lexmark performs the annual impairment assessment of its indefinite-lived trade name utilizing the relief from royalty method, which measures the fair value of the asset by estimating the savings associated with owning, rather than licensing, the trade name for all Lexmark sales.

Long-Lived Assets Held and Used:

Lexmark reviews for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition are insufficient to recover the carrying value of the assets, an impairment loss is recognized based upon the excess of the carrying value of the assets over the fair value of the assets. Fair value is determined based on the highest and best use of the assets considered from the perspective of market participants.

Sales-Type Lease Receivables:

The Company assesses and monitors credit risk associated with financing receivables, namely sales-type lease receivables, through an analysis of both commercial risk and political risk associated with the customer financing. Internal credit quality indicators are developed by the Company’s credit management function, considering the customer’s net worth, payment history, long term debt ratings and/or other information available from recognized credit rating services. If such information is not available, the Company estimates a rating based on its analysis of the customer’s audited financial statements prepared and certified in accordance with recognized generally accepted accounting principles, if available. The portfolio is assessed on a quarterly basis for significant changes in credit ratings or other information indicating an increase in exposure to credit risk as part of the Company’s process in evaluating credit losses. See Credit Losses section for more information. As of December 31, 2024, the Company had sales-type lease receivables of $46.8 million, of which $17.1 million is recorded in Prepaid expenses and other current assets and $29.7 million is recorded in Other assets on the Consolidated Statements of Financial Position. As of December 31, 2023, the Company had sales-type lease receivables of $44.5 million, of which $17.4 million is recorded in Prepaid expenses and other current assets and $27.1 million is recorded in Other assets on the Consolidated Statements of Financial Position. Refer to Note 8 of the Notes to Consolidated Financial Statements for more information on sales-type leases.

Litigation:

The Company accrues for liabilities related to litigation matters when the information available indicates that it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred and are recorded in Selling, general and administrative expenses in the Consolidated Statements of Earnings. Refer to Note 17 of the Notes to Consolidated Financial Statements for more information regarding loss contingencies.

Warranty:

Sales of printing products include a standard product warranty to assure the customer that the product complies with functional specifications at the time of sale. The Company accrues an estimated amount for standard product warranty costs at the time of sale based on its experience with product failure rates, material usage and service delivery costs. The assurance-type warranty costs are generally amortized over a period of one year except in those jurisdictions where multiple years of coverage are required by law. Any extended warranty programs which provide the customer with protection beyond the standard product warranty is generally considered a service-type warranty performance obligation. Costs associated with extended warranty programs are expensed as incurred. See revenue section below for revenue recognition policies related to the Company’s extended warranty programs.

Asset Retirement Obligations:

Lexmark reviews any legal and contractual obligations associated with the retirement of its long-lived assets and records assets and liabilities, as necessary, related to such obligations. The asset is recorded in Property, plant and equipment on the Consolidated Statements of Financial Position and is amortized over the useful life of the related long-lived asset. The liability is recorded in Other liabilities on the Consolidated Statements of Financial Position and is relieved when the costs are incurred to retire the related long-lived asset. Accretion expense on the liability is recognized in Other expense (income), net on the Consolidated Statements of Earnings over the estimated productive life of the related assets.

Shipping and Distribution Costs:

Lexmark includes shipping and distribution costs in Cost of revenue on the Consolidated Statements of Earnings.

Revenue Recognition:

Product revenue includes all hardware, parts, supplies and software license revenue. Service revenue includes professional services performed under MPS arrangements and extended warranties, as well as software as a service, subscriptions, maintenance and support, and other software-related services.

Lexmark’s business model is based on the placement of hardware and growth of an installed base of printing devices in order to capture consumables and service annuities generated by customer use of the printing devices. Lexmark sells monochrome printers, color laser printers, laser multifunction products, and a wide range of supplies and services covering its printing products and technology solutions. The Company also sells a lesser amount of software and related services.

For contracts with customers, revenue is recognized when control of the promised goods and services is transferred to Lexmark’s customers. Products and services may be sold separately or together as part of a single contract. When products and services are sold together, the Company accounts for individual products and service separately if they are distinct and allocates the consideration to each distinct product or service in an amount that depicts the consideration to which the Company expects to be entitled in exchange for transferring the promised products or services to the customer.

Lexmark considers the following distinct goods and services as separate performance obligations for the purpose of revenue recognition: hardware, consumables, service-type warranties and product maintenance contracts, ongoing managed print services, installation, per-call repairs, software licenses, software-as-a-service, and other software-related services including professional services and post-contract customer support. Some performance obligations represent a series of distinct services where each period of service, typically on a monthly basis, is substantially the same and is recognized over time. Under this conclusion, the series of distinct services as a whole are considered a single performance obligation except when allocating variable consideration and accounting for contract modifications.

Taxes collected from customers that are both imposed on and concurrent with specific revenue-producing transactions are excluded from revenue.

Shipping and handling activities provided by Lexmark after the customer obtains control of the product, including in-transit insurance arranged for the benefit of the customer, are accounted for as a fulfillment cost and are included in Costs of revenue on the Consolidated Statements of Earnings. The Company recognizes these costs when the related product revenue is recognized. The Company does not consider whether a significant financing exists for contracts that have an original duration of one year or less, as permitted by revenue recognition guidance. Certain sales commissions, mainly those estimated to be related to sales of extended warranties, and MPS services, are capitalized and amortized straight line over the average life of the contracts at a portfolio level using regional expense to revenue ratios. The Company applies the practical expedient to expense incremental costs of obtaining a contract as incurred if the amortization period would have been one year or less.

Printing products:

Lexmark’s products, including hardware and consumables, are generally considered to be distinct with the exception of proactive consumables management provided under certain MPS contracts discussed below. Revenue from product sales is recognized at the point in time shipment occurs or upon receipt by the customer depending on the contractual terms. Lexmark considers legal title, risks and rewards of ownership, and additional factors as necessary in evaluating whether the customer has the ability to direct the use of and obtain substantially all of the remaining benefits of the printing products at the reporting date. Retention of title by Lexmark for protection against the customer’s failure to pay does not preclude a customer from obtaining control of the printing products, resulting in greater emphasis on other factors in certain jurisdictions outside of the United States. For certain MPS contracts, revenue from product sales may be recognized at a point in time subsequent to receipt by the customer due to the delay in contract inception.

Lexmark provides many of its distributors and resellers the opportunity to receive discounts for paying invoices early. The Company also offers various back-end discounts and refunds through customer programs and other sales incentives. Sales of products to these customers typically include a right of return. These items represent the major sources of variable consideration for sales to distributors and resellers. Lexmark estimates the reduction to the transaction price for each of these at a portfolio level based on historical trends and other factors at the time of sale. Lexmark generally records amounts paid or credited under customer programs and other incentive offerings as a reduction to revenue as the Company does not receive a distinct good or service or, in the case of advertising, it is not practicable to analyze customer claims during the period at a level necessary to estimate the fair value of the services received by Lexmark. The early pay discounts are recorded as a contra trade receivable on the Consolidated Statements of Financial Position. All other sales incentives are recorded at gross as a refund liability on the Consolidated Statements of Financial Position.

Sales of products under certain original equipment manufacturer (“OEM”) arrangements, where Lexmark provides non-Lexmark branded products for the benefit of individual customers, are recognized over time based on the percentage of completion of units produced. This occurs when (1) at contract inception, the products (in their end state) will have no alternative use for Lexmark as it would be cost-prohibitive to rework the products and sell to a different customer and (2) the Company considers that it has a legally enforceable right to payment (including profit) at all times throughout the contract for performance completed to date. In practice, Lexmark accrues revenue for partially fulfilled contracts at the reporting date to recognize revenue over time for contracts meeting these conditions. Related costs, including shipping & handling to be incurred, as well as estimated sales incentives are also accrued at the reporting date.

Printing products may also be leased under certain MPS arrangements. Revenue from sales-type leases is recognized on the commencement date of the lease. Revenue from operating leases is recognized as earned over the lease term, which is generally on a straight-line basis.

Service-type warranties:

Any coverage for servicing Lexmark products beyond the assurance-type warranties described previously is considered a service-type warranty performance obligation since the extended coverage likely provides the customer protection beyond the latent defects existing at the time of sale. Service-type warranties include extended warranties and product maintenance contracts, which can be sold together with printing products or separately as a subsequent purchasing decision by the customer. These performance obligations are often considered a standing ready obligation to provide unspecified quantities of labor and/or parts on a when-and-if needed basis and, therefore, revenue is recognized on a straight-line basis over the service period, which is generally one to four years unless the contract is cancellable for any reason without incurring a substantive termination penalty, since the customer benefits evenly from Lexmark’s guarantee over the contract. The extended warranty coverage period commences for the purpose of revenue recognition for indirect sales based on the Company’s consideration of the estimated period of time it takes to sell-through the contract to the end customer as well as the assurance-type base warranty (standard warranty) period. For some contracts, break/fix and product maintenance may be considered a single performance obligation if Lexmark cannot reasonably account for them separately, resulting in ratable revenue recognition over the contract term, including the first year of the contract in which the assurance-type warranty (standard warranty) applies. Most service-type warranties involve fixed consideration and are often paid up front resulting in a contract liability. Variable adjustments to the transaction price, such as service level penalties or credits, can be allocated to the distinct service period (the monthly period) to which it relates since the performance obligation represents a series of distinct services. Costs are recognized as incurred for service-type warranties.

Ongoing MPS:

MPS contracts typically include a specified quantity of hardware, and often a service of installing the hardware up front, as well as an obligation to provide ongoing services for each device purchased or leased by the customer over a stated period of time, which is generally three to five years before consideration of termination rights. MPS contracts typically involve a payment up front once the hardware is delivered or installed if the hardware is purchased, a fixed monthly recurring payment, and a variable monthly fee based on consumables provided or pages printed depending on the contractual terms. Lexmark also has contracts where the Company manages mixed fleets of devices which could include Lexmark devices and other third-party devices. Lexmark accounts for the ongoing services for these managed mixed fleets contracts.

Refer to the sections titled Printing products and Other services for a discussion of when revenue is recognized for hardware and installation.

The ongoing services include maintenance, break/fix, asset management, and other services necessary to optimize the printing environment for the customer. The ongoing services also include the provision of consumables if Lexmark is presently obligated to provide the consumables automatically upon detection of the need for replenishment (proactive consumables management) rather than the customer controlling its subsequent decision to purchase the consumables. The provision of these services, including consumables provided proactively by Lexmark (if applicable), are considered a single performance obligation as Lexmark’s promise is to stand ready to perform and provide unspecified quantities of goods and services as needed. The nature of the Company’s promise to the customer is to provide an integrated asset management service in which the underlying goods and services are inputs to the combined item; that is, the underlying goods and services are not distinct in the context of the contract as interdependencies exist between the underlying goods and services to achieve the commercial purpose of optimizing the print environment for the customer. The ongoing services are considered to be a series of distinct goods and services as each period is distinct and substantially the same.

Ongoing MPS revenue is recognized over time. The period over which revenue is recognized varies depending on the contractual terms. In some cases, when the customer has the right to terminate the contract for convenience without incurring a substantive termination penalty and the notification period is immaterial, the ongoing services are accounted for similar to a month-to-month contract where the fixed recurring charge and variable fee for each month of service purchased (not cancelled) by the customer is recognized as revenue. In other cases, revenue is recognized over the duration of the contract. When the exception to allocating variable consideration is applied to each distinct period of service, the fixed consideration allocated to the ongoing services is recognized on a straight-line basis over the service period and the variable fee is recognized in the month of service to which the fee is related. Estimates of variable consideration, which are generally only applicable for a small subset of contracts, are not typically constrained due to the Company’s ability to apply the exception to allocating variable consideration to each distinct period of service and/or the amount of revenue recognized up front for the contract that is not subject to estimation; however, the Company does use the conservative end of estimated ranges of customer printing to protect against significant reversal of cumulative revenue in the early stages of certain service-only contracts containing a large component of variable consideration. Costs are recognized as incurred for ongoing MPS.

Optional consumables purchased by the customer outside of a proactive consumables plan, where the customer controls the subsequent decision to purchase consumables under the terms of the MPS contract, are recognized separately as revenue in accordance with the discussion of Printing products included above.

Other services:

Installation of hardware may be provided as part of a MPS contract or other contracts involving multiple goods and services. When installation is considered a performance obligation, revenue is typically recognized from installation upon acceptance by the customer in these arrangements. Installation may be paid for by the customer after the service is performed or may be paid for as part of other services provided by Lexmark over the term of the contract. The Company does not adjust the transaction price for a significant financing component in these instances because the difference in timing between payment and performance is driven by customer billing preferences rather than a negotiated financing of the installation service and, furthermore, any financing adjustment would not be significant to the overall MPS contract. Installation of hardware may also be provided on a per-call basis as a separate purchasing decision made by the customer. In this case, if a customer acceptance provision does not exist, Lexmark recognizes revenue upon completion of the service, as a practical matter, due to the short period of time in which the service is performed.

Product repairs may be provided on a per-call basis as a separate purchasing decision made by the customer. In this case, if a customer acceptance provision does not exist, Lexmark recognizes revenue upon completion of the service, as a practical matter, due to the short period of time in which the service is performed.

Software and related services:

Lexmark sells software and related services through both a license model and a software-as-a-service (“SaaS”) model. Such contracts typically include professional services, post-contract customer support (“PCS”) and other software related services.

Revenue for non-cancellable term or perpetual licenses is recognized at the point in time electronic delivery occurs (a copy of the software or a link to the copy of the software with the proper access codes has been made available to the customer) and the customer has the ability to use and benefit from the software provided by Lexmark. Software licenses are typically paid up front; however, certain terms licenses may be paid on a monthly or quarterly basis. Revenue for professional services, mainly implementation services, is recognized over time as the services are performed based on the hours of service provided to the customer. PCS includes maintenance, support, and when-and-if-available unspecified upgrades and enhancements, all of which are provided concurrently to the customer on a standing-ready basis. Revenue from PCS is recognized on a straight-line basis over the non-cancellable service period, which is generally twelve months since the customer benefits evenly from Lexmark’s guarantee over the contract. Revenue from SaaS is also recognized on a straight-line basis over the contractual service period, which is generally twelve months, unless cancellable by the customer. The customer does not typically have the right to take possession of the software in the Company’s hosting arrangements. Both PCS support and SaaS are considered a series of distinct services and, therefore, any variable fees or adjustments to the price can typically be allocated to the distinct service period (the monthly period) to which they relate. Costs related to professional services, SaaS, and PCS are recognized as incurred.

Payment terms:

Payment terms for sales of the Company’s products and services discussed above are generally 30 to 60 days from the invoice date depending on the regional location of the customer with certain exceptions. Customer invoicing typically occurs on a monthly basis for all printing products and services, with certain exceptions, unless payment is made by the customer in advance of service. The most common scenarios where services are paid up front by the customer are extended warranties and PCS as well as certain fees related to MPS in North America. The Company does not adjust the transaction price for a significant financing component in these instances because the difference in timing between payment and performance is due to reasons other than financing (protect against default, standard industry practice) and a financing is not negotiated between Lexmark and its customers. Toner reconciliations for MPS contracts are typically performed for each monthly service period and are generally invoiced on a monthly or quarterly basis.

Other significant judgments:

Some of Lexmark’s agreements with its customers contain rights to cancel or terminate the contract for convenience. In North America and Asia Pacific, extended warranties are often cancellable by either party for any reason, which results in the extended warranty service being considered a separate contract from the original order of product and extended warranty. This results in the separately stated contract price of the extended warranty being used for accounting purposes and also affects the duration of the extended warranty contract being accounted for as discussed previously. Certain MPS contracts provide the customer the right to terminate the contract for convenience, which typically involves the customer incurring a financial penalty. Lexmark evaluates various factors in determining whether the termination penalty is substantive or whether the customer effectively makes subsequent decisions to purchase the services including the business reason underlying the penalty, the relative significance of the penalty, and the nature of the penalty. The Company typically considers that an acceleration of fixed monthly payments is more likely to be substantive than a payment to recover upfront costs incurred by Lexmark plus a reasonable markup as the purpose of the latter penalty payment is generally to both provide flexibility to the customer and ensure some level of profitability for the Company. Fulfillment costs subject to deferral related to MPS contracts are immaterial. Material rights (incremental discounts) do not typically exist with respect to optional goods and services offered in Lexmark’s contracts with customers due to the wide dispersion in pricing of some goods and services sold on a standalone basis as well as the fact that optional goods and services are not typically subsidized by non-optional performance obligations provided up front under the Company’s business model.

Regardless of the effects of cancellation/termination for convenience rights and customer options, many of Lexmark’s contracts with customers include multiple performance obligations. Lexmark allocates variable consideration to specific performance obligations, rather than performing a relative stand-alone selling price allocation of all consideration in the contract, when the variable payment relates specifically to one or more performance obligations and the allocation result is commercially reasonable. A common example of this accounting treatment is the allocation of the reduction to the sales price related to distributors and reseller customer programs and other sales incentive offerings solely to the related products rather than performing a relative selling price allocation on an order- by-order basis to all products and non-cancellable extended warranties as discussed previously under Printing products. This allocation result is consistent with the Company’s business model and is considered commercially reasonable. Another common example of this accounting treatment is the allocation of each month’s variable fee specifically to the distinct monthly service underlying a series of managed print services as discussed previously. This occurs when the variable fee is related to usage, consistency in price per unit exists, and the uncertainty in consideration is resolved for each distinct period of service. Application of this accounting treatment requires that the allocation result is commercially reasonable for all performance obligations and distinct service periods included in the contract. The Company considers several factors performing this evaluation including the dispersion in pricing of standalone sales and consistency with Lexmark’s business model.

Lexmark allocates the transaction price, or a portion of the transaction price in some cases, on a relative stand-alone selling price basis when a contract includes multiple performance obligations. Stand-alone selling price (“SSP”) is the price at which the Company sells (or would sell) a promised good or service separately.

SSP is established using a variety of methods which prioritize the use of an observable price for selling the same good or service separately to a similar customer. When a good or service is not sold separately, the Company estimates the SSP using an approach that maximizes the use of observable data. The Company considers many factors when estimating the SSP including but not limited to product families with similar characteristics, customer segments, geography, and margin objectives.

In certain cases when variable consideration is allocated specifically to the related distinct goods or services, as discussed previously, Lexmark adjusts the SSP developed under the methodologies described above for the purpose of allocating any fixed up-front discounts consistent with the objective of allocating the contract consideration to each distinct good or service in an amount to which the Company expects to be entitled in exchange for transferring the promised goods or services to the customer. This adjustment removes the estimated effect of variable payments on the SSP and results in a practical and more meaningful allocation of fixed up-front discounts when the variability is significant to the contract and the exception to allocating variable consideration is applied.

Collaborative Arrangements:

Collaborative arrangements are an agreement that involves a joint operating activity and two or more parties who are active participants in the activity and exposed to significant risks and rewards that depend on the commercial success of the activity. Lexmark has several collaborative arrangements where the other party pays a royalty to Lexmark for usage of Lexmark’s intellectual property and customer lists. Lexmark recognizes royalty revenue for subsequent sales or usage that has occurred related to collaborative arrangements.

Research and Development Costs:

Lexmark engages in the design and development of new products and enhancements to its existing products. The Company’s research and development activity is focused on laser devices and associated supplies, features and related technologies. Refer to Software Development Costs earlier in this note for information related to software development costs.

The Company expenses research and development costs when incurred. Research and development costs include salary and labor expenses, infrastructure costs, and other costs leading to the establishment of technological feasibility of the new product or enhancement. Equipment acquired for research and development activities that has alternative future use (in research and development projects or otherwise) may be capitalized and depreciated.

Advertising Costs:

The Company expenses advertising costs when incurred. Advertising expense was $9.0 million and $17.4 million for the years ended December 31, 2024 and 2023, respectively.

Pension and Other Postretirement Plans:

The Company accounts for its defined benefit pension and other postretirement benefit plans using actuarial models. Costs are attributed to periods using the projected unit credit method. The objective under this method is to expense each participant’s benefits under the plan as they accrue, taking into consideration future salary increases and the plan’s benefit allocation formula. Thus, the total pension to which each participant is expected to become entitled is broken down into units, each associated with a period of past or future credited service.

The discount rate assumption for the pension and other postretirement benefit plan liabilities reflects the rate at which the benefits could effectively be settled and are based on current investment yields of high-quality fixed-income investments. The Company uses a yield-curve approach to determine the assumed discount rate based on the timing of the cash flows of the expected future benefit payments. This approach matches the plans’ cash flows to that of a yield curve that provides the equivalent yields on zero-coupon corporate bonds for each maturity.

The mortality improvement scale used to generationally project the base healthy mortality rates for the U.S. plans, which is developed by the Company’s third-party actuaries is MSS-2023. The mortality improvement scale used to generationally project the base disabled annuitant mortality rates for the U.S. plans is IRS-modified MP-2021 as published by the Society of Actuaries in 2021 as the scale was not updated for 2023 or 2024.

The Company’s assumed long-term rate of return on plan assets is based on long-term historical actual return information, the mix of investments that comprise plan assets, and future estimates of long-term investment returns by reference to external sources. The Company also includes an additional return for active management, when appropriate, and deducts various expenses.

The rate of compensation increase is determined by the Company based upon its long-term plan for such increases. This assumption is not applicable to the U.S. and certain non-U.S. pension plans due to benefit accrual freezes.

The Company’s funding policy for its pension plans is to fund the minimum amounts according to the regulatory requirements under which the plans operate. From time to time, the Company may choose to fund amounts in excess of the minimum.

The Company accrues for the cost of providing postretirement benefits, such as medical and life insurance coverage, over the remaining estimated service period of participants. These benefits are funded by the Company when paid.

The accounting guidance for employers’ defined benefit pension and other postretirement benefit plans requires recognition of the funded status of a benefit plan in the Statements of Financial Position. The change in the fair value of plan assets, differences between actual and expected asset returns and net actuarial gains and losses are recognized in net periodic benefit cost in the fourth quarter of each year and whenever a remeasurement is triggered. Such gains and losses may be related to actual results that differ from assumptions as well as changes in assumptions, which may occur each year. Prior service cost or credit is accumulated in Other Comprehensive Earnings and amortized over the estimated future service period of active plan participants.

Restructuring:

Lexmark records a liability for a cost associated with an exit or disposal activity at its fair value in the period in which the liability is incurred, except for liabilities for certain employee termination benefit charges that are accrued over time. Employee termination benefits associated with an exit or disposal activity are accrued when the obligation is probable and estimable as a postemployment benefit obligation when a mutual understanding of termination benefits has been established through written policies or past practice, or when local statutory requirements stipulate minimum involuntary termination benefits.

Specifically for termination benefits under a one-time benefit arrangement, the timing of recognition and related measurement of a liability depends on whether employees are required to render service until they are terminated in order to receive the termination benefits and, if so, whether employees will be retained to render service beyond a minimum retention period. For employees who are not required to render service until they are terminated in order to receive the termination benefits or employees who will not provide service beyond the minimum retention period, the Company records a liability for the termination benefits at the communication date. If employees are required to render service until they are terminated in order to receive the termination benefits and will be retained to render service beyond the minimum retention period, the Company measures the liability for termination benefits at the communication date and recognizes the expense and liability ratably over the future service period. Lexmark records a liability for costs to terminate a contract before the end of its term when the Company terminates the agreement in accordance with the contract terms or when the Company ceases using the rights conveyed by the contract. The Company records a liability for other costs associated with an exit or disposal activity in the period in which the liability is incurred. During the year ended December 31, 2023, the Company announced a restructuring program and recorded $43.7 million in estimated restructuring costs. During the year ended December 31, 2024, the Company adjusted the restructuring costs associated with 2023 restructuring program with a $6.1 million release of expense.

Income Taxes:

The provision for income taxes is determined based on pre-tax income included in the Consolidated Statements of Earnings and current tax laws in the jurisdictions in which the Company operates. Deferred tax assets and liabilities are determined under the liability method based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities measured by enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is established to offset any deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company considers historical profitability, future market growth, future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies in determining the need for a deferred tax valuation allowance.

The evaluation of tax positions in accordance with the accounting guidance for uncertainty in income taxes is a two-step process. The first step is recognition, whereby the Company determines whether it is more likely than not, based solely on the technical merits of the position, that such position will be sustained upon examination, including resolution of any litigation. A tax position that meets the more likely than not recognition threshold is measured in the second step to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate resolution. The Company recognizes interest and penalties on unrecognized tax benefits as part of its income tax provision.

Derivative Instruments:

All derivative instruments, including foreign currency exchange contracts, are recognized in the Consolidated Statements of Financial Position at fair value. For those agreements subject to master netting agreements or similar arrangements, the Company nets the fair values of its derivative assets and liabilities for presentation purposes as permitted under the accounting guidance for offsetting. Derivative instruments that are not hedges must be recorded at fair value through earnings. If a derivative instrument is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative instrument are either offset against the change in fair value of underlying assets or liabilities through earnings or recognized in Accumulated other comprehensive earnings (loss) until the underlying hedged item is recognized in earnings. Derivative instruments qualifying as hedges are included in the same section of the Consolidated Statements of Cash Flows as the underlying assets and liabilities being hedged. Changes in the fair value of the derivative instruments for fair value hedges are offset against the changes in fair value of the underlying assets or liabilities through earnings. Changes in the fair value of cash flow hedges are recorded in Accumulated other comprehensive earnings (loss), until earnings are affected by the variability of cash flows of the hedged transaction. Premiums paid for derivative instruments are netted against the gain (loss) of the derivative instruments at maturity.

Accumulated Other Comprehensive Earnings (Loss):

Accumulated other comprehensive earnings (loss) refers to revenues, expenses, gains and losses that under U.S. GAAP are included in Comprehensive earnings (loss) but are excluded from net income as these amounts are recorded directly as an adjustment to member’s equity, net of tax. Lexmark’s Accumulated other comprehensive earnings (loss) is composed of unrealized gains (losses) on cash flow hedges, unamortized prior service cost or credit related to pension or other postretirement benefits and foreign currency translation adjustments. The Company presents each item of Other comprehensive earnings (loss) on a net of tax basis, displaying the combination of reclassification adjustments and other changes as a single amount in the Consolidated Statements of Comprehensive Earnings. For any item required under U.S. GAAP to be reclassified to Net Earnings in its entirety in the same reporting period, the affected line item(s) on the Consolidated Statements of Earnings are provided.

Leases

The Company determines at contract inception whether it contains a lease. At lease commencement, the Company determines if the lease qualifies as an operating or finance lease. All significant lease arrangements are recognized at lease commencement. The Company implemented a new lease accounting software to act as a lease database, determine if/when triggering events occur, and perform lease accounting. The Company does not currently have any material finance leases. Lease expense is included in Cost of revenue and Selling, general and administrative, and Research and development on the Consolidated Statements of Earnings.

The Company establishes a right-of-use (“ROU”) asset and a lease liability on the Consolidated Statements of Financial Position for all leases with terms longer than 12 months. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition. Lexmark has elected to not separate lease and non-lease components for all leases.

Future leases that are classified as finance leases may affect the Company’s existing debt covenants as finance leases are included in the Company’s total indebtedness calculation.

The Company’s accounting for lessor transactions is described in the Printing Products section above for both sales type and operating lease arrangements.

Recently Adopted Accounting Standards:

Credit Losses:

On January 1, 2023, the Company adopted the new credit losses guidance Topic 326-20. The guidance requires that Lexmark measures and records the lifetime expected credit losses on an asset that is within the scope of the update upon origination or acquisition. The Company used the modified retrospective method upon adoption of this standard whereas a cumulative-effect adjustment of $0.4 million was made to retained earnings at the beginning of the current reporting period.

The Company determined impacts on allowance for credit losses primarily applies to the following in-scope assets 1) trade receivables 2) contract assets, and 3) sales-type lease receivables. Expected credit losses on trade receivables and contract assets are booked utilizing general historical loss rates, referred to as general provision rates which are developed for each legal entity using historical, current and projected trends. The provision for sales-type receivables is calculated using credit ratings and historical and projected trends as an indicator of overall risk. The Company reviews macroeconomic outlooks by country quarterly to discuss booking additional reserve adjustments, if applicable.

	Allowance for Trade Receivables	Allowance for Contract Assets	Allowance for Sales-Type Leases
Balance at January 1, 2023	$(2.6)	$(0.1)	$(0.3)
Current period (provision) for expected credit losses	(0.8)	—	(0.4)
Write-offs charged against the allowance	0.6	—	—

Balance at December 31, 2023	$(2.8)	$(0.1)	$(0.7)

Current period (provision) for expected credit losses	(1.6)	—	(0.1)
Write-offs charged against the allowance	1.9	—	0.1

Balance at December 31, 2024	$(2.5)	$(0.1)	$(0.7)

The allowance for sales-type lease receivables is inherently more difficult to estimate than the allowance for trade receivable as the underlying lease portfolio has an average maturity, at any time, of approximately two to three years and can contain past due billed amounts, as well as unbilled amounts. Lexmark considers all available information in the quarterly assessments of the adequacy of the allowance for credit losses. The company believes these estimates, including any qualitative adjustments, are reasonable and have considered all reasonably available information about past events, current conditions and reasonable and supportable forecasts of future events and economic conditions.

Lexmark assigns a credit rating to each sales-type lease customer and performs an annual review on every customer with a credit limit greater than $0.1 million. The Company evaluates customers based on the following credit quality indicators:

A (Low Credit Risk) – Most or all of the political, economic, financial, currency or business factors are positive and collectively exhibit some degree of resilience to adverse changes. Loss rates for customers in this category are generally less than 1%

B (Average Credit Risk) – One or more of political, economic, financial, currency and/or business (industry or company specific) factors are uncertain and an adverse outcome could lead to inadequate capability to repay obligations. Loss rates for customers in this category are generally less than 1%.

C (High Credit Risk) – This category is recognized as having greater vulnerability to default by displaying ongoing uncertainty or exposure to adverse political, economic, financial, currency and/or business factors which may affect capacity to repay. Loss rates for customers in this category are generally around 4%.

New Accounting Standards and Accounting Changes

Lexmark considers the applicability and impact of all Accounting Standards Updates (“ASUs”) issued by the Financial Accounting Standards Board (“FASB”). Except for the ASUs discussed below, the new ASUs issued by the FASB during the last two years were assessed and determined to not have a material impact on the Company.

Recently issued accounting pronouncements not yet adopted:

In November 2024, the FASB issued ASU2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures. ASU 2024-03 is intended to improve disclosures about a public business entity’s expense and provide more detailed information to investors about the types of expenses in commonly presented expense captions. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the potential impact of this guidance on its disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which includes amendments that further enhance income tax disclosures, primarily through standardization and disaggregation of rate reconciliation categories and income taxes paid by jurisdiction. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this standard to determine its impact on the Company’s disclosures.

3.	CASH AND CASH EQUIVALENTS

Restricted Cash

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Statements of Financial Position that sum to the total of the same such amounts shown in the Consolidated Statements of Cash Flows at December 31:

	2024	2023
Cash and cash equivalents	$100.3	$189.0
Restricted cash (1)	11.1	12.5

Total cash, cash equivalents and restricted cash	$111.4	$201.5

(1)	Restricted cash is included in Prepaid expenses and other current assets in the Consolidated Statements of Financial Position.

Restricted cash primarily represents required deposits pledged as collateral for certain extensions of short-term credit from financial institutions.

4.	REVENUE

The following were included in Revenue on the Consolidated Statements of Earnings.

	For the year ended,
Sources of revenue	December 31, 2024	December 31, 2023
Revenue from contracts with customers	$2,188.6	$2,025.2
Lease revenue	45.9	46.6
Cash flow hedge revenue	6.7	(8.1)
Revenue from collaborative arrangements	5.7	3.6

Total revenue	$2,246.9	$2,067.3

Disaggregated revenue

The following tables present the Company’s revenue from contracts with customers disaggregated by major products and services and by geographical markets.

	For the year ended,
Revenue by major products and services	December 31, 2024	December 31, 2023
Hardware	$371.7	$359.4
Consumables	737.5	740.3
Managed print services (2)	527.5	527.7
Products provided under OEM arrangements	430.7	277.5
Parts	43.7	46.7
Service-type warranties	49.4	49.8
Other revenue (1)	28.1	23.8

Total revenue from contracts with customers	$2,188.6	$2,025.2

(1)	Other revenue includes revenue from other services and the sale of software licenses.
(2)	Installation services provided as part of MPS are included in the revenue from managed print services.

Major products and services are the primary methods by which the Company disaggregates revenue. This is consistent with the Company’s business model, which is based on the placement of hardware in order to capture profitable consumables and service annuities.

	For the year ended,
Revenue by geographical markets	December 31, 2024	December 31, 2023
North America	$1,156.8	$1,007.8
EMEA	550.8	573.2
Asia Pacific	306.6	251.4
Latin America	174.4	192.8

Total revenue from contracts with customers	$2,188.6	$2,025.2

Lexmark disaggregates revenue by geographical market area to align with the structure of the sales teams and corporate finance. Sales are attributable to geographic areas based on the location of customers; therefore, exports from the United States and Europe may be included in other geographic locations.

Balances from contracts with customers

The following table provides information about receivables, contract assets, and contract liabilities from Lexmark’s contracts with customers.

Balances from contracts with customers	As of December 31, 2024	As of December 31, 2023	As of December 31, 2022
Trade receivables	$367.6	$362.2	$327.3
Contract assets	68.4	75.8	51.9
Contract liabilities (current)	75.8	74.2	73.0
Contract liabilities (non-current)	98.3	94.0	88.7

The increase in trade receivables as of December 31, 2024, compared to December 31, 2023, is driven by several factors. The Company’s days sales outstanding (DSO) decreased 7% for the year ended December 31, 2024, as compared to the year ended December 31, 2023, in addition to a decrease in gross revenue in December 2024 compared to December 2023 due to the timing of revenue throughout the fourth quarter of 2024. This is offset by an increase in gross trade receivables delinquencies. As of December 31, 2024, 12% of the Company’s gross trade receivables were past due compared to 2% as of December 31, 2023.

The increase in trade receivables as of December 31, 2023, compared to December 31, 2022, is driven primarily by the timing of invoices. Revenue in December 2023 is lower than revenue in December 2022, however, more invoices were generated during the last half of December 2023 and were unable to be collected before year-end as compared to December 2022. In addition, the Company’s DSO increased 20% for the year ended December 31, 2023, as compared to the year ended December 31, 2022, which contributes to the increase in the trade receivables balance.

Trade receivables above does not include receivables related to operating leases or unpaid, periodic billings associated with sales-type leases, which are included in Trade Receivables, net of allowances on the Consolidated Statements of Financial Position. Receivables

from leasing activity were $13.9 million and $12.6 million as of December 31, 2024, and December 31, 2023, respectively. Bad debt expense incurred during the year ended December 31, 2024, was $1.7 million with $1.6 million of this expense related to trade receivables from contracts with customers. For the year ended December 31, 2024, $0.1 million of bad debt expense incurred was related to sales-type lease revenue. The Company incurred $1.2 million of bad debt expense during the year ended December 31, 2023, with $0.8 million of this expense related to trade receivables from contracts with customers and $0.4 million related to sales-type lease revenue.

Revenue recognized in excess of the receivable from the customer, the unconditional right to the contractual consideration, is recorded by establishing a contract asset. Contract assets are conditional on something other than the passage of time, such as further performance by Lexmark, and are classified as current or noncurrent assets based on when the Company expects to have an unconditional right to consideration and the related cash collection cycle. Contract assets are included in Prepaid expenses and other current assets on the Consolidated Statements of Financial Position and are generally current assets given the nature of these assets and the typical frequency in invoicing. A contract liability exists when Lexmark has an unconditional right to payment from the customer, or when cash payments are received from the customer, in advance of performance by Lexmark. Contract liabilities are classified as current or noncurrent liabilities based on the expected timing of performance and the resulting revenue recognition. Contract liabilities are recorded in Accrued liabilities or Other liabilities on the Consolidated Statements of Financial Position, depending on whether they are classified as a current or non-current liability.

As of December 31, 2024 and December 31, 2023, the Company’s contract liabilities balances were $174.1 million and $168.2 million, respectively, included in Accrued liabilities or Other liabilities depending on whether they are classified as current or non-current in the Consolidated Statements of Financial Position. The increase in the contract liabilities balance for the fiscal year 2024 was primarily driven by sales of extended warranty and maintenance services, partially offset by $69.9 million of revenue recognized that were included in the contract liabilities balance as of December 31, 2023.

As of December 31, 2023 and December 31, 2022, the Company’s contract liabilities balances were $168.2 million and $161.7 million, respectively, included in Accrued liabilities or Other liabilities depending on whether they are classified as current or non-current in the Consolidated Statements of Financial Position. The increase in the contract liabilities balance for the fiscal year 2023 was primarily driven by sales of extended warranty and maintenance services, partially offset by $78.2 million of revenue recognized that were included in the contract liabilities balance as of December 31, 2022.

As of December 31, 2024, the aggregate amount of the transaction price allocated to remaining performance obligations is approximately $851.1 million for committed customers. The company does not consider a customer committed if the customer can terminate the contract for convenience without incurring a substantive penalty This includes estimates of variable consideration, except variable consideration allocated entirely to unsatisfied performance obligations or to wholly unsatisfied promises to transfer a distinct good or service that forms part of a single performance obligation under the series guidance and contracts where the Company generally recognizes revenue based on the right to invoice the customer As a practical expedient, the Company excludes contracts with an original duration of one year or less. These estimates are subject to change due to various factors including, but not limited to the following: contract terminations, changes in contract scope, revised estimates, unrealized revenue adjustments, and currency fluctuations. The Company expects to recognize this revenue over the remaining (non-optional) service periods, with approximately 24% and 34% recognized as revenue over the next 12 and 24 months, respectively, and the remaining recognized thereafter.

Adjustments to revenue attributable to cumulative catchup adjustments during the years ended December 31, 2024 and December 31, 2023 were not material. These adjustments arise from contract modifications and changes in estimates related to measures-of-progress affecting contract transaction price.

Products estimated to be returned under rights of return were $2.5 million as of December 31, 2024, and $1.6 million as of December 31, 2023, net of the estimated costs to recover the assets. The recovery asset is included in Inventories on the Consolidated Statements of Financial Position.

The company amortized $4.4 million and $3.8 million of previously deferred sales commissions during the years ended December 31, 2024, and December 31, 2023, respectively. This amortization is included in Operating Expense on the Consolidated Statements of Earnings. Short term capitalized sales commissions of $6.0 million as of December 31, 2024 and $2.3 million as of December 31, 2023, are included in Prepaid expenses and other current assets on the Consolidated Statements of Financial Position. Long term capitalized sales commissions of $4.4 million and $7.5 million as of December 31, 2024 and December 31, 2023, respectively, are included in Other assets on the Consolidated Statements of Financial Position.

5.	DERIVATIVE INSTRUMENTS AND RISK MANAGEMENT

Derivative Instruments and Hedging Activities

Lexmark’s activities expose the Company to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. The Company’s risk management program seeks to reduce the potentially adverse effects that market risks may have on its operating results.

Lexmark maintains a foreign currency risk management strategy that uses derivative instruments to protect its interests from unanticipated fluctuations in earnings caused by volatility in currency exchange rates. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue leveraged derivative instruments. Lexmark maintains an interest rate risk management strategy that may, from time to time, use derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. By using derivative instruments to hedge exposures to changes in exchange rates and interest rates, the Company exposes itself to credit risk and market risk. Lexmark manages exposure to counterparty credit risk by entering into derivative instruments with highly rated institutions that can be expected to fully perform under the terms of the agreement. Market risk is the adverse effect on the value of a financial instrument that results from a change in currency exchange rates or interest rates. The Company manages exposure to market risk associated with interest rate and foreign exchange contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

Fair Value Hedges

Lexmark uses fair value hedges to reduce the potentially adverse effects that market volatility may have on its operating results. Fair value hedges are hedges of recognized assets or liabilities. Lexmark enters into foreign exchange forward and swap contracts to hedge trade receivables, accounts payable and other monetary assets and liabilities. The forward and swap contracts used in this program generally mature in three months or less, consistent with the underlying asset or liability.

Cash Flow Hedges

Cash flow hedges are hedges of forecasted transactions or of the variability of cash flows to be received or paid related to a recognized asset or liability. From time to time, Lexmark enters into foreign exchange options, or a combination of options that comprise a net purchased option, generally expiring within the next twelve months as hedges of anticipated sales that are denominated in foreign currencies. These contracts are entered into to protect against the risk that the eventual cash flows resulting from such transactions will be adversely affected by changes in exchange rates.

During the twelve months ended December 31, 2023, the Company entered into multiple interest rate swap agreements, fixing the SOFR rate to an average of 4.0% for $700.0 million of variable rate term loans for two years. The Company reached its goal of fixing approximately 70% of its variable rate term debt with the interest rate swap agreements. These agreements were entered into to protect against the risk that interest paid on the Company’s variable term debt will be adversely affected by changes in interest rates. See Note 12 of the Notes to the Consolidated Financial Statements for more details on the company’s debt and interest rates.

Accounting for Derivative Instruments and Hedging Activities

All derivative instruments are recognized in the Consolidated Statements of Financial Position at their fair value. Fair values for Lexmark’s derivative instruments are based on pricing models or formulas using current market data, or where applicable, quoted market prices. On the date the derivative instrument is entered into, the Company designates the derivative instrument as a fair value hedge, a cash flow hedge, or a derivative instrument not designated as a hedging instrument, based upon the nature of the underlying hedged item. For cash flow hedges, the Company separates the derivative instruments into multiple layers, and only designates certain layers of the derivative instrument as cash flow hedges, with the undesignated portion accounted for as derivative instruments not designated as hedges. Changes in the fair value of a derivative instrument that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability are recorded in current period earnings in Cost of revenue or Other expense (income), net on the Consolidated Statements of Earnings, depending on the underlying exposure related to the hedge. Changes in the fair value of a foreign exchange option or interest rate swap agreement that is designated and qualifies as a cash flow hedge is recorded in Accumulated other comprehensive earnings (loss) on the Consolidated Statements of Financial Position, until the underlying transactions occur. At which time, the loss or gain on a foreign exchange option is recorded in current period earnings in Revenue on the Consolidated Statements of Earnings, and the loss or gain on an interest rate swap agreement is recorded in Interest expense on the Consolidated Statements of Earnings. Changes in the fair value of derivative instruments not designated as hedges are recorded in the same line on the Consolidated Statements of Earnings as the impact of the underlying assets, liabilities, or transactions; cash flows are generally included in the same section of the Consolidated Statements of Cash Flows as the underlying assets and liabilities being hedged.

Lexmark formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge items. This process includes linking all derivative instruments that are designated as fair value hedges and cash flow hedges to specific assets and liabilities on the Consolidated Statements of Financial Position or to forecasted transactions, as appropriate. The Company formally assesses whether the derivative instruments that are used in hedging transactions are effective in offsetting changes in fair value or cash flows of hedged items at the hedge’s inception and on an ongoing basis.

Lexmark discontinues hedge accounting prospectively when (1) it is determined that a derivative instrument is no longer effective in offsetting changes in the fair value or cash flows of a hedged item, (2) the derivative instrument expires or is sold, terminated or exercised, or (3) the derivative instrument is discontinued as a hedge instrument, because it is unlikely that a forecasted transaction will occur. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, or in all other situations in which hedge accounting is discontinued, the derivative instrument will continue to be carried on the Consolidated Statements of Financial Position at its fair value, and gains and losses that were recorded in Accumulated other comprehensive earnings (loss) are recognized immediately in earnings.

Fair Value Hedges

The tables below present the net outstanding notional amount of derivative instruments. These positions were driven by fair value hedges of recognized assets and liabilities primarily denominated in the currencies in the tables below at December 31:

Long (Short) Positions by Currency (in USD)	2024
EUR/USD	$124.2
PHP/USD	(103.2)
CNY/USD	(73.8)
MXN/USD	51.1
CHF/USD	(19.1)
HUF/USD	11.2
EUR/CHF	(10.1)
SGD/USD	9.1
INR/USD	(9.0)
AUD/USD	9.0
EUR/GBP	8.5
Other, net	24.9

Total	$22.8

Long (Short) Positions by Currency (in USD)	2023
EUR/USD	$120.2
MXN/USD	87.0
CNY/USD	(68.9)
PHP/USD	(52.0)
HUF/USD	11.3
GBP/USD	10.2
AUD/USD	9.9
CHF/USD	(9.8)
EUR/CHF	(8.3)
PLN/USD	(8.2)
SGD/USD	7.6
Other, net	11.1

Total	$110.1

The Company’s fair value hedges are not subject to master netting agreements or other terms under U.S. GAAP that allow net presentation in the Consolidated Statements of Financial Position. The Company had the following net derivative assets (liabilities) recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Statements of Financial Position for its fair value hedges at December 31:

Foreign Exchange Contracts	2024	2023
Gross asset position	$4.3	$12.7
Gross (liability) position	(9.8)	(7.6)

The Company had the following (gains) and losses related to derivative instruments qualifying and designated as hedging instruments in fair value hedges and related hedged items recorded on the Consolidated Statements of Earnings for the years ended December 31:

Fair Value Hedging	Recorded in Cost of revenue		Recorded in Other expense (income), net
Relationships	2024	2023	2024	2023
Foreign exchange contracts	$1.6	$7.9	$26.8	$(13.4)
Underlying	3.1	0.3	(28.7)	12.0

Total	$4.7	$8.2	$(1.9)	$(1.4)

The Company also excluded unhedged currency exposures in the table above, which totaled losses of $1.6 million and $10.9 million for the years ended December 31, 2024 and 2023, respectively.

Cash Flow Hedges

The Company’s cash flow hedging contracts are not subject to master netting agreements or other terms under U.S. GAAP that allow net presentation in the Consolidated Statements of Financial Position. The net notional amount as of December 31, 2024 and 2023, of the Company’s foreign exchange options designated as cash flow hedges of anticipated Euro denominated sales was $148.9 million and $115.9 million, respectively. The Company had the following gross derivative assets (liabilities) recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Statements of Financial Position for its foreign exchange cash flow hedges at December 31:

Foreign Exchange
Contracts	2024	2023
Gross asset position	$8.3	$1.4
Gross (liability) position	(0.4)	(1.5)

The Company had the following gains and (losses) related to foreign exchange options qualifying and designated as cash flow hedging instruments and related hedged items recorded on the Consolidated Statements of Comprehensive Earnings for the years ended December 31:

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
Cash Flow Hedging
Relationships	2024	2023		2024	2023
Foreign Exchange
Contracts	$6.8	$6.4	Revenue	$4.1	$(10.6)

For those derivatives separated into multiple layers, with certain layers not designated as cash flow hedges, the gross asset and liability positions for the undesignated layers were $2.8 million and $0.1 million respectively as of December 31, 2024, and are recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Statements of Financial Position. The gross asset and liability positions for the undesignated layers were $0.5 million and $0.5 million respectively as of December 31, 2023 and are recorded at fair value in Prepaid expenses and other current assets (Accrued liabilities) on the Consolidated Statements of Financial Position. As of December 31, 2024, and December 31, 2023, the amount of net gains and (losses) recognized in Revenue for the undesignated layers was $2.6 million and $2.5 million. The notional amount of layers not designated as cash flow hedges was $49.6 million and $38.7 million at December 31, 2024 and 2023, respectively.

As of December 31, 2024, and December 31, 2023, deferred net gains and (losses) on foreign exchange derivative instruments recorded in Accumulated other comprehensive earnings (loss) were $8.1 million and $0.2 million pre-tax, and if realized, will be reclassified into earnings during the next 12 months.

The Company had the following gains and (losses) related to interest rate swap agreements qualifying and designated as cash flow hedging instruments and related hedged items recorded on the Consolidated Statements of Comprehensive Earnings for the years ended December 31:

	Net amount of after-tax gain (loss) recognized in Other comprehensive earnings (loss)		Location of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)	Pre-tax amount of gain (loss) reclassified from Accumulated other comprehensive earnings (loss) into Net earnings (loss)
Interest Rate Hedging
Relationships	2024	2023		2024	2023
Interest Rate
Swap Agreements	$—	$9.0	Interest expense	$11.0	$3.0

During the twelve months ended December 31, 2023, the Company liquidated interest rate swaps that were previously taken out on $700.0 million of debt. The Company received $14.9 million upon liquidation, which was included in Net cash provided by (used for) operating activities on the Consolidated Statements of Cash Flows. As of December 31, 2023, the Company had $9.0 million remaining of Accumulated other comprehensive earnings (loss) related to these swaps. The remaining gain is being amortized over the life of the original swaps through June 2025, as the underlying transactions are still probable of occurring. During the twelve months ended December 31, 2024, the Company realized $11.0 million of pre-tax deferred net gains and (losses) on interest rate swap derivative instruments. The remaining $1.7 million of deferred gains currently recorded in Accumulated other comprehensive earnings (loss) will be reclassified into earnings during the next twelve months.

Concentrations of Risk

Lexmark’s main concentrations of credit risk consist primarily of cash equivalent investments and trade receivables. Cash equivalent investments are made in a variety of high-quality money market accounts with prudent diversification requirements. The Company seeks diversification among its cash equivalent investments by limiting the amount of cash equivalent investments that can be made with any one obligor. Credit risk related to trade receivables is dispersed across a large number of customers located in various geographic areas. Collateral, such as letters of credit and bank guarantees, is required in certain circumstances. In addition, the Company uses credit insurance for specific obligors to limit the impact of nonperformance. Lexmark sells a large portion of its products through third-party distributors, resellers and OEM customers. If the financial condition or operations of these distributors, resellers and OEM customers were to deteriorate substantially, the Company’s operating results could be adversely affected. The three largest distributor, reseller and OEM customers collectively represented $99.4 million or approximately 27% of the dollar amount of outstanding invoices at December 31, 2024, and $91.4 million or approximately 24% of the dollar amount of outstanding invoices at December 31, 2023. At December 31, 2024, an OEM customer accounted for $42.0 million or approximately 11% of the dollar amount of outstanding invoices. At December 31, 2023, a distributor accounted for $42.2 million or approximately 11% of the dollar amount of outstanding invoices. Lexmark performs ongoing credit evaluations of the financial position of its third-party distributors, resellers, OEM customers and other customers to determine appropriate credit limits.

6.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consisted of the following at December 31:

	Useful Lives (Years)	2024	2023
Land and improvements	20-35	$9.2	$11.8
Buildings and improvements	10-35	89.3	122.3
Machinery and equipment	2-10	319.1	311.0
Information systems	3	15.8	15.3
Internal-use software	3-11	163.4	161.4
Leased products	2-7	212.7	188.5
Furniture and other	7	6.4	8.5

		815.9	818.8
Accumulated depreciation		(607.9)	(579.0)

Property, plant and equipment, net		$208.0	$239.8

Depreciation expense was $56.4 million and $65.1 million in the years ended December 31, 2024 and 2023, respectively. The Company had $13.9 million and $6.6 million included in Accounts payable for property, plant and equipment purchases for the years ended December 31, 2024 and 2023, respectively.

Leased products refers to hardware leased by Lexmark to certain customers. Leased product additions are included in Other assets and liabilities in the operating section of the Consolidated Statements of Cash Flows. The cost of the hardware is amortized over the life of the contracts, which have been classified as operating leases based on the terms of the arrangements. The accumulated depreciation related to the Company’s leased products is $157.2 million and $145.0 million as of December 31, 2024, and 2023, respectively.

The Company accounts for its internal-use software, an intangible asset by nature, in Property, plant and equipment, net on the Consolidated Statements of Financial Position. Amortization expense related to internal-use software is included in the depreciation expense values shown above and was $1.3 million and $1.5 million for the years ended December 31, 2024 and 2023, respectively. The net carrying amount of internal-use software at December 31, 2024 and 2023 is $4.3 million and $3.6 million, respectively. The following table summarizes the estimated future amortization expense for internal-use software currently being amortized.

2024	$1.3
2025	0.8
2026	0.5
Thereafter	—

Total	$2.6

The table above does not include future amortization expense for internal-use software that is not currently being amortized as this software is still under development and the assets are not ready for their intended use.

Property Sales and Held for Sale

During the year ended December 31, 2024, the Company sold two corporate office buildings in Cebu, Philippines. At the point of sale, the Company received cash proceeds of $75.8 million and recognized a $42.9 million gain, net of selling costs. The gain on the sale of these properties is included in Selling, general and administrative as part of Operating Expense on the company’s Consolidated Statements of Earnings. Proceeds from the sale of these properties are also included in Cash flows from investing activities on the Consolidated Statements of Cash Flows. The sale of these buildings resulted in the termination of a land lease which is discussed in Note 8 of the Notes to Consolidated Financial Statements.

Additionally, a 22-acre tract of land near the Company’s Lexington, Kentucky headquarters was classified as held for sale during the year ended December 31, 2024, and is expected to be sold in 2025. The land has a value of $0.9 million as of December 31, 2024, which is in Non-current assets held-for-sale on the Consolidated Condensed Statements of Financial Position.

During the year ended December 31, 2023, the Company disposed of several real estate assets which include a 37-acre tract of land from the Company’s facilities in Juarez, Mexico that was classified as held-for-sale as of December 31, 2022, and sold for $8.0 million, resulting in a $3.2 million pre-tax gain on the sale, net of selling costs. The company also sold a 13-acre tract of land near the company’s

Lexington, Kentucky headquarters for $1.6 million, resulting in a $1.3 million pre-tax gain, net of selling costs. In addition, the company sold 167.7 acres of land and buildings from its Lexington, Kentucky headquarters for $126.9 million and recognized a pre-tax gain of $22.9 million, net of selling costs, in a sale-leaseback transaction. Proceeds from these transactions were used by Lexmark to reinvest in the business to help the company realize its long-term goals. The gain on the sale of these properties is included in Selling, general and administrative as part of Operating Expense on the company’s Consolidated Statements of Earnings. Proceeds from the sale of these properties are also included in Cash flows from investing activities on the Consolidated Statements of Cash Flows.

Refer to Note 8 of the Notes to Consolidated Financial Statements for additional information on the leaseback of the Company’s headquarters and Cebu office buildings.

7.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

The carrying amount of Goodwill was $1,096.6 million at December 31, 2024 and $1,777.5 million at December 31, 2023. During the year ended December 31, 2024, the Company recognized a Goodwill impairment in the amount of $680.9 million. This impairment was identified and determined based on the implied fair value of the entity derived from Xerox’s pending acquisition of the Company for $1.5 billion. See Note 1 of the Notes to the Consolidated Financial Statements for further information on the Acquisition Agreement.

Balance of as January 1, 2023	$1,777.5

Balance as of December 31, 2023	1,777.5
Goodwill impairment	(680.9)

Balance of as December 31, 2024	$1,096.6

Intangible Assets

The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets at December 31:

	Weighted		2024				2023
	Average			Accum	Impair			Accum	Impair
	Amort		Gross	Amort	Loss	Net	Gross	Amort	Loss	Net
Customer relationships	15 years		$468.5	$(253.6)	$—	$214.9	$473.3	$(224.6)	—	$248.7
Trade names and trademarks	(1)		430.0	—	(220.0)	210.0	430.0	—	(60.0)	370.0

Total	15 years	(2)	$898.5	$(253.6)	$(220.0)	$424.9	$903.3	$(224.6)	(60.0)	$618.7

(1)	-indefinite-lived
(2)	- weighted average

Amortization expense related to intangible assets was $31.4 million for the year ended December 31, 2024, compared to $55.0 million for the year ended December 31, 2023. The trade names and trademarks are considered to have an indefinite life considering the Company’s substantial recognition among customers, the intellectual property rights are secure and can be maintained with relatively little cost and effort.

During the year ended December 31, 2024, a tradename impairment of $160.0 million was recognized. The Company utilized the relief-from-royalty method when valuing the trade name. Significant inputs used in the valuation included a discount rate, royalty rate, income tax rate as well as other economic variables. The impairment in 2024 was driven by higher discount rates as the result of the pending acquisition of the Company, as mentioned above. The Company also recorded a trade name impairment utilizing the relief-from-royalty method during the year ended December 31, 2023, also driven by higher discount rates that exerted downward pressure on asset valuations, including the Company’s trade name and declining revenue forecasts. After the completion of the asset valuation, the Company determined that the value of the trade name had declined and recognized a pre-tax non-cash impairment charge of $60.0 million since the year-end 2022 valuation.

The following table summarizes the estimated future amortization expense for intangible assets that are currently being amortized.

2025	$30.9
2026	30.9
2027	30.9
2028	30.9
2029	30.9
Thereafter	60.4

Total	$214.9

The Company accounts for its internal-use software, an intangible asset by nature, in Property, plant and equipment, net on the Consolidated Statements of Financial Position. Refer to Note 6 of the Notes to Consolidated Financial Statements for disclosures regarding internal-use software.

8.	LEASES

Lessee

At lease inception, the Company determines whether an arrangement contains a lease and if the lease is to be classified as an operating or financing type lease. The Company’s leasing portfolio consists of real estate, vehicles, and equipment with arrangements that typically range from 2 to 5.5 years for equipment and vehicle leases with varying renewal and termination options, while the Company’s real estate lease agreements typically range from range 2 to 9 years for the company’s sales offices. The Company considers the economic life of ROU assets to be similar to assets owned by the Company. The majority of the Company’s leases do not contain options to renew or terminate the lease. Lexmark considers market and company specific factors such as Lexmark’s intention and whether leases contain renewal or termination clauses in order to determine the measurement of lease liabilities.

The Company has elected not to recognize leases with terms of one-year or less on the Consolidated Statement of Financial Position. The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease.

On April 2, 2024, Lexmark entered into a sale-leaseback agreement with a third party for the sale and purchase of two commercial buildings located in Cebu City, Philippines. The buildings accommodate Lexmark research and development and shared services operations in the Asia Pacific region. The Company recieved proceeds of $75.8 million for the sale of the buildings. Following the transfer of the legal ownership of the buildings with the buyer-lessor, the Company simultaneously entered into an agreement to lease both buildings for 10 years with the right to extend the lease. After having considered all relevant contractual provisions, economic and market-based factors at commencement date, the Company concluded that it is not reasonably certain to exercise that renewal option. In conjuction with the sale-leaseback transaction, the Company terminated its land lease for the property in which the commercial buildings were located which had a $2.0 million ROU asset value. This land lease was set to expire in 2058. The sale of the buildings and termination of the ROU asset and corresponding lease liability related to the land lease resulted in a $42.9 million gain. As a result of the arrangement, the Company recognized a $49.7 million ROU asset and $38.2 million lease liability at initial measurement on the commencement date.

During the year ended December 31, 2023, Lexmark entered into the following significant lease contracts:

To consolidate inventories held in North America and attain efficiencies and savings in logistics services, Lexmark entered into a seven-year operating lease with a third-party logistics company which commenced on May 1, 2023, for the provision of certain inbound and outbound logistics, core warehousing, and supply chain management services. As a result, the Company recognized a $91.3 million ROU asset and corresponding lease liability on the commencement date.

On December 28, 2023, the Company sold most of its corporate headquarters property in Lexington, Kentucky to a third-party buyer and simultaneously leased the entire property back from the buyer, where the Company expects to continue operating its headquarters. Under the terms of this sale-leaseback arrangement, Lexmark transferred the legal ownership of the property to the buyer-lessor in exchange for consideration amounting to $126.9 million. Lexmark then entered into a 20-year operating lease with the option to renew at the end of the lease period to retain use of the property sold. At lease inception, the Company determined it was not reasonably certain to exercise the option to extend. See Note 6 of the Notes to the Consolidated Financial Statements for additional details on this sale. As a result of the arrangement, the Company recognized a $112.5 million ROU asset and corresponding lease liability at initial measurement on the commencement date.

The following table summarizes where leases are presented in the Company’s Statements of Financial Position as of the years ended December 31:

Below is a summary of the classification of lease expense for the years ended December 31:

	2024	2023
Operating lease expense	$54.3	$22.6
Short-term lease expense	0.5	1.1
Variable lease expense	1.9	1.3

Total lease expense	$56.7	$25.0

Lease expense is included in Cost of revenue, Selling, general and administrative, and Research and development on the Consolidated Statements of Earnings. The Company’s variable lease expense is related to the Company’s leased real estate for offices and warehouses and primarily includes labor and operational costs as well as taxes and insurance.

The following table sets forth the scheduled maturities of lease obligations as of December 31, 2024:

Fiscal Year
2025	$47.1
2026	42.8
2027	42.1
2028	41.3
2029	40.4
Thereafter	321.8

Total lease payments	535.5
Less: Interest	(291.8)

Present value of lease obligations	$243.7

The following table provides lease term and discount rate information related to operating leases as of December 31, 2024:

	2024	2023
Weighted average remaining operating lease term (years):	14.9	16.1
Weighted average discount rate for operating leases:	12.6%	12.0%

The following table provides supplemental information relating to the cash flows arising from lease transactions for the year ended December 31, 2024:

(in millions)	2024	2023
Cash paid for amounts included in the measurement of operating lease obligations (1)	$50.6	$23.4
Right-of-use assets obtained in exchange for new operating lease obligations	42.7	209.5

(1)

Operating cash flows paid for operating leases are included within the change in Other assets and liabilities within the Consolidated Statement of Cash Flows offset by non-cash right-of-use asset amortization and lease liability accretion.

Lessor

The Company enters into leasing agreements with customers to provide multi-purpose printing solutions and financing as an alternative means of placing printers to capture profitable annuities. The Company allocates the contract consideration between lease and non-lease components, which includes installation and ongoing MPS annuities. The average term for the Company’s leases is 3-5 years. The majority of the Company’s lease agreements contain options to extend the lease and contain lease termination options which include lease termination penalties. Leases generally do not include a purchase option as there is no residual value of the asset at the end of the lease term.

The Components of lease income are as follows for the years ended December 31:

	Location in Consolidated
	Statements of Earnings	2024	2023
Revenue from sales type leases	Revenue	$23.5	$23.5
Interest income on lease receivables	Interest (income)	1.3	2.3
Lease income - operating leases	Revenue	22.3	22.9
Variable lease income	Revenue	0.1	0.2

Total Lease income		$47.2	$48.9

The Company’s variable lease income consists of usage charges from MPS contracts that have a click-based agreement where the customer is charged a monthly fee based on consumables provided or pages printed depending on the contractual terms.

Sales-type receivables include sales-type leases and are typically collateralized by a security interest in the underlying equipment.

Sales-type receivables, net was as follows as of the years ended December 31:

	2024	2023
Gross Receivables	$47.5	$46.6
Unearned income	(0.7)	(2.1)

Subtotal	46.8	44.5
Residual values	—	—
Allowance for credit losses	(0.7)	(0.7)

Sales-type Receivables, Net	$46.1	$43.8

A summary of gross sales-type receivables’ future contractual maturities, including those previously billed:

December 31,
2024
2025	$17.1
2026	12.6
2027	9.4
2028	5.9
2029	2.4
Thereafter	0.1

Total	$47.5

Estimated minimum future revenues associated with equipment on operating leases are as follows:

December 31,
2024
2024	$19.7
2025	15.3
2026	10.0
2027	5.7
2028	1.7
Thereafter	—

Total	$52.4

9. RESTRUCTURING CHARGES

Charges (reversals) for restructuring actions have been recorded in accordance with U.S. GAAP on employers’ accounting for postemployment benefits and guidance on accounting for costs associated with exit or disposal activities as appropriate.

2023 Restructuring Actions

On October 17, 2023, the Company announced restructuring actions (the “2023 Restructuring Actions”) designed to ensure the long-term health of the Company. The restructuring actions affected approximately 800 positions worldwide and resulted in pre-tax charges of approximately $37.6 million, all of which has been incurred to date. The Company has paid $37.1 million as of December 31, 2024.

Impact to 2024 Financial Results

	Restructuring and related charges (reversals)	Impact on Operating income (loss)
Employee termination benefit charges	$(6.1)	$(6.1)

Total restructuring charges	$(6.1)	$(6.1)

Impact to 2023 Financial Results

	Restructuring and related charges (reversals)	Impact on Operating income (loss)
Employee termination benefit charges	$43.7	$43.7

Total restructuring charges	$43.7	$43.7

Liability Rollforward

The following table represents a rollforward of the liability incurred for employee termination benefits in connection with the 2023 Restructuring Actions. The total restructuring liability is included in Accrued liabilities on the Consolidated Statements of Financial Position.

Employee Termination Benefits
Balance at January 1, 2023	$—

Costs incurred	43.7
Total restructuring charges (reversals), net	43.7
Payments and other (1)	(0.8)

Balance at December 31, 2023	$42.9

Adjustments (2)	(6.1)
Total restructuring charges (reversals), net	(6.1)
Payments and other (1)	(36.3)

Balance at December 31, 2024	$0.5

(1)	Other consists of changes in the liability balance due to foreign currency translations
(2)	Adjustments due to actual employee termination payments being less than originally estimated

10. ACCRUED LIABILITIES AND OTHER LIABILITIES

Accrued liabilities in the current liabilities section of the Consolidated Statements of Financial Position consisted of the following at December 31:

	2024	2023
Sales and marketing discounts	$150.9	$150.6
Contract liabilities (current)	75.8	74.2
Restructuring	0.5	42.9
Employee compensation and benefits	69.6	50.5
Income Taxes	56.4	34.9
Other	92.3	79.3

Accrued liabilities	$445.5	$432.4

Changes in the Company’s warranty liability for standard warranties is presented in the table below:

	2024	2023
Balance at January 1	$6.6	$12.6
Accruals for warranties issued	19.9	13.4
Accruals related to pre-existing warranties (including changes in estimates)	(3.2)	(4.2)
Settlements made (in cash or in kind)	(14.6)	(15.2)

Balance at December 31	$8.7	$6.6

The current portion of warranty is included in Accrued liabilities on the Consolidated Statements of Financial Position.

Other liabilities, in the noncurrent liabilities section of the Consolidated Statements of Financial Position, consisted of the following at December 31:

	2024	2023
Pension and post-employment liabilities	$126.7	$138.8
Uncertain tax positions	18.7	30.9
Noncurrent contract liabilities	98.3	94.0
Other	49.2	72.9

Other Liabilities	$292.9	$336.6

11. ASSET RETIREMENT OBLIGATIONS

The following table presents and describes the changes to the Company’s Asset Retirement Obligation (“ARO”) liability by category for the years ended December 31, 2024 and 2023:

Manufacturing Obligations:	2024	2023
Asset retirement obligation at beginning of year	$8.7	$8.1
Accretion expense	0.6	0.6
Revisions in estimated liabilities	(0.1)	—

Asset retirement obligation at end of year	$9.2	$8.7

Asbestos:	2024	2023
Asset retirement obligation at beginning of year	$1.7	$1.6
Accretion expense	0.1	0.1
Revisions in estimated liabilities	—	—

Asset retirement obligation at end of year	$1.8	$1.7

The ARO liability reflects the estimated present value of the amount of dismantlement, removal, site reclamation, and similar activities associated with the Company’s properties due to contractual and government regulations. Lexmark retained the asbestos liability associated with the Lexington headquarters site through the term of the sale-leaseback transaction discussed in Note 8 of the Notes to the Consolidated Financial Statements.

12. DEBT

The carrying value, maturity date, and interest rate of the Company’s outstanding long-term debt consists of the following at December 31:

		2024		2023
	Maturity	Interest	USD	Interest	USD
	Date	Rate	Amount	Rate	Amount
Short-term debt - related party	May 21, 2025	—	$0.1	—	$0.1
Short-term debt - related party	May 25, 2025	—		—	0.1
Short-term debt - other	May 1, 2025	9.438%	0.9	9.220%	2.5
First American solar array financing lease	March 31, 2027	9.851%	3.0
First American equipment financing lease	June 30, 2027	10.115%	0.4
Morgan Stanley amortizing term loans(1)	July 13, 2027	7.429%	840.0	8.448%	945.0
Morgan Stanley revolving credit facility(1)	July 13, 2027	6.929%	19.0	8.448%	100.0
AR Securitization revolver	July 13, 2027	5.953%	125.0	6.952%	100.0

Total debt outstanding			$988.4		$1,147.7
Less: Short-term debt - related party			(0.1)		(0.2)
Less: Short-term debt - other			(0.9)		(2.5)
Less: Current portion of long-term debt			(132.6)		(105.0)
Less: Unamortized issuance costs			(23.4)		(32.6)

Total long-term debt, net of unamortized issuance costs			$831.4		$1,007.4

(1)	A syndication of lenders funds the term loans and revolving credit facility with Morgan Stanley Senior Funding, Inc. being the administrative agent.

During the year ended December 31, 2024, the Company received debt proceeds of $357.3 million and paid total debt payments of $516.6 million. The total debt proceeds include borrowings of $305.3 million for the revolver, $44.0 million related to the AR Securitization agreement, $3.2 million related to the financing of insurance premiums, and $4.8 million related to equipment financing discussed below. The total debt payments include $386.3 million for the revolver, $105.0 million for the term loans, $19.0 million payback for AR Securitization, $4.8 million for the insurance premium financing, $0.1 million payment for a related party loan, and $1.4 million for equipment financing payments discussed below.

During the year ended December 31, 2024, the Company also incurred $4.3 million in debt by financing its solar array that was placed in service at its Lexington, Kentucky headquarters during the period and an additional $0.5 million by financing equipment used at its Lexington, Kentucky headquarters. These transactions are failed sale-lease buybacks agreements and are therefore classified as debt. Both financing agreements were made with First American Bank, and the Company made payments of $1.4 million related to these transactions. As of December 31, 2024, $1.3 million of remaining debt from these transactions were included in Current portion of long-term debt, and $2.1 million was included in Long-term debt, net of unamortized issuance costs.

During the year ended December 31, 2023, the Company made debt payments of $78.8 million on the Morgan Stanley term loans. After paying off the Morgan Stanley revolver during the year ended December 31, 2022, the Company reborrowed proceeds of $100.0 million during the year ended December 31, 2023, and borrowed and repaid $54.0 million on the Regions AR Securitization revolver. Additionally, the Company financed $4.5 million of insurance premiums through May 2024 and paid $2.0 million of principal on this short-term debt. These borrowings and repayments are presented gross in the financing section of the Consolidated Statement of Cash Flows.

Morgan Stanley Credit Facility

The MS credit facility, which was entered into in July 2022, contains both term and revolving loans. Term Loan A principal and interest is paid quarterly and is calculated at an agreed upon Term Secured Overnight Financing Rate (“SOFR”) rate plus a 3% margin. The Revolving Credit loan of $100.0 million requires interest to be paid quarterly on the outstanding balance at Term SOFR rate plus a margin that ranges between 2.5% to 3.0% depending on the Company’s financial performance. The effective interest rate for the term loans was 8.447% and 9.330% for years ended December 31, 2024 and 2023, respectively. The effective interest rate for the Revolving Credit loan was 8.451% and 8.783% for the years ended December 31, 2024 and 2023, respectively. The terms loans and the Revolving Credit loan all mature July 2027.

The MS credit facility contains customary affirmative and negative covenants. The MS credit facility also contains financial covenants that require consolidated net total leverage ratio to be below 3.25 to 1 for December 31, 2024, and then below 2.75 to 1 for December 31, 2025, along with consolidated fixed charge coverage ratio required to be greater than 1.2 to 1. The Company was in compliance with all covenants as of December 31, 2024.

The MS credit facility is secured by a security agreement which grants the Secured Parties a first priority lien on and security interest in the assets of Lexmark International II, LLC and certain material subsidiaries including LII. Assets covered by the security agreement consist of cash and cash equivalents, certain accounts receivable, excluding accounts receivable and leased assets secured by the Regions Accounts Receivable Securitization, certain property, plant, and equipment and certain intangibles. As part of the operating lease agreement for the Company’s Lexington headquarters, a $13.6 million letter of credit counts toward the total utilized amount for the credit facility, leaving an amount of $86.4 million available for the Company.

Accounts Receivable Securitization

On December 7, 2022, the Company entered into a securitization agreement with respect to the Company’s US accounts receivables with Regions Bank (“AR Securitization”) and amended the initial securitization agreement to include Canadian receivables on December 23, 2022. On October 30, 2024, the Company entered into an amended agreement with Regions Bank and Wells Fargo to increase the maximum borrowing amount. In connection with this transaction, the Company and its 100% wholly owned special purpose subsidiary (“SPE”), Lexmark Receivables, LLC, entered into a credit and security agreement that provides for revolving loans to be made from time to time with a maximum borrowing amount of $125.0 million that is dependent upon the Company’s eligible receivables. Under the AR Securitization, the Company sells and/or contributes its U.S. and Canadian trade receivables and associated related assets to its wholly-owned, bankruptcy-protected SPE. Cash advances by Regions Bank and Well Fargo (“the lenders”) to the subsidiary are secured by its trade receivables and associated related assets. The SPE owned $161.8 million and $188.0 million of trade receivables and $32.3 million and $32.2 million of related assets as of the years ended December 31, 2024 and 2023, respectively. The assets of the SPE are restricted as collateral for the payment of its obligations under the AR Securitization, and its assets and credit are not available to satisfy the debts and obligations of the Company’s other creditors. The SPE pays customary servicing fees to the originating subsidiaries. Interest on the AR Securitization is paid monthly based on Term SOFR plus an applicable margin which ranges from 1.3% to 1.55% depending on the Company’s financial performance. The effective interest rate for the AR securitization was 6.272% and 7.253% for the years ended December 31, 2024 and 2023 respectively.

The facility agreement contains customary events of default. The accounts receivable and related assets associated with qualified accounts receivable continue to be owned by the Company and continue to be reflected as assets on the Company’s Consolidated Statements of Financial Position. Borrowings under this facility are classified as Long-term debt, net of unamortized issuance costs on the Company’s Consolidated Statements of Financial Position. The AR Securitization agreement was originally set to mature December 7, 2025, but, as part of the 2024 amended agreement, it will now mature the earlier of the Morgan Stanley term loans’ maturity date, currently July 13, 2027, or October 29, 2027.

The Regions AR Securitization contains customary affirmative and negative covenants along with four financial covenants applicable to the SPE: 1) 3-month average default ratio must be below 2%, 2) 3-month average delinquency ratio must be below 4.25%, 3) 3-month average dilution ratio must be below 6.25%, and 4) days sales outstanding must be below 45 days. The Company was in compliance with all covenants as of December 31, 2024.

Debt Maturities

Scheduled maturities on the Company’s debt are as follows:

2025	$133.6
2026	158.6
2027	696.2

Total remaining principal payments	$988.4

Interest

Total cash paid for interest on the debt facilities amounted to $87.6 million and $94.2 million during the years ended December 31, 2024 and 2023, respectively.

During the twelve months ended December 31, 2023, the Company liquidated interest rate swaps that were previously taken out on $700.0 million of debt. The Company received $14.9 million upon liquidation, which was included in Net cash provided by (used for) operating activities on the Consolidated Condensed Statements of Cash Flows. Interest expense was partially offset by a gain of $3.0 million on interest rate swap agreements recognized in 2023. During the twelve months ended December 31, 2024, the company recognized gains of $11.0 million related to these swaps, offsetting interest expense. See Note 5 of the Notes to Consolidated Financial Statements for results of the Company’s hedging activities.

The Company had no capitalized interest costs during the years ended December 31, 2024 and 2023.

13.	INCOME TAXES

Provision (Benefit) for Income Taxes Attributable to Income from Continuing Operations

Earnings (loss) from continuing operations before income taxes were as follows:

	2024	2023
Domestic (loss) income	$(867.4)	$(267.3)
Foreign (loss) income	167.6	127.3

Earnings (loss) from continuing operations before income taxes	$(699.8)	$(140.0)

The Provision (benefit) for income taxes consisted of the following for the years ended December 31:

	2024	2023
Current income tax provision (benefit)	$43.5	$(19.1)
Deferred income tax provision (benefit)	(0.4)	(27.9)

Provision (benefit) for income taxes	$43.1	$(47.0)

The components of income tax (benefit) expense were as follows:

	2024		2023
Federal income taxes:	$		$
Current income tax provision (benefit)		7.0		(12.9)
Deferred income tax provision (benefit)		8.6		(30.7)
Foreign income taxes:
Current income tax provision (benefit)		36.3		(6.2)
Deferred income tax provision (benefit)		(7.6)		3.0
State income taxes:
Current income tax provision (benefit)		0.2		—
Deferred income tax provision (benefit)		(1.4)		(0.2)

Provision (benefit) for income taxes		$43.1		$(47.0)

The Company’s effective income tax rate related to continuing operations varied from the U.S. federal statutory rate for the years ended December 31:

	2024		2023
	Amount	%	Amount	%
Provision for income taxes at statutory rate	$(147.0)	21.0%	$(29.4)	21.0%
State and local income taxes, net of federal tax benefit	(1.2)	0.2	(0.1)	0.1
Taxes on foreign earnings	11.3	(1.6)	(0.2)	0.1
GILTI & deemed inclusions	12.5	(1.8)	7.2	(5.1)
Research and development credit	(5.6)	0.8	(6.7)	4.8
Valuation allowance	35.1	(5.0)	33.7	(24.1)
Adjustments to previously accrued taxes	(5.0)	0.7	2.2	(1.6)
Uncertain tax positions	(6.5)	0.9	(47.6)	34.0
Swiss dual rate/goodwill step up	4.1	(0.6)	(11.3)	8.1
Goodwill impairment	143.0	(20.4)	—	—
NOL carryback rate impact	—	—	(3.0)	2.2
Other	2.4	(0.3)	8.2	(5.9)

Provision (benefit) for income taxes	$43.1	(6.1)%	$(47.0)	33.6%

Deferred Income Tax Assets and (Liabilities)

Significant components of deferred income tax assets and (liabilities) were as follows at December 31:

	2024	2023
Deferred tax assets:
Tax loss carryforwards	$29.6	$31.0
Credit carryforwards	23.7	31.2
Allowance for doubtful accounts	—	0.4
Restructuring	—	1.4
Pension and postretirement benefits	27.2	32.2
Warranty	1.6	1.2
Compensation	6.1	2.4
Foreign exchange	—	1.0
Deferred revenue	11.4	7.1
Interest limitation	67.1	55.6
Goodwill	35.4	47.3
Research and development	43.4	33.9
Dual rate step up	10.3	13.4
Other	0.8	—

Subtotal	256.6	258.1
Valuation allowances	(151.3)	(111.5)

Total	105.3	146.6
Deferred tax liabilities:
Inventories	(2.9)	(2.4)
Property, plant and equipment	(11.1)	(15.2)
Intangible assets	(91.3)	(131.8)
Subpart F income	—	(0.8)
Foreign exchange	(0.1)	—
Other	—	(1.6)

Total	(105.4)	(151.8)

Net deferred tax assets (liabilities)	$(0.1)	$(5.2)

The Company has state and foreign net operating loss carryforwards of $469.2 million and $37.8 million, respectively, as of December 31, 2024. Of the state net operating loss carryforwards, $415.1 million expire in the years 2025 to 2044. The state and foreign net operating loss carryforwards include $54.1 million and $10.2 million, respectively, with no expiration date. The remainder of the foreign net operating loss carryforwards will expire in the years 2025 to 2034.

The Company has foreign tax, and state, net of federal benefit, credit carryforwards of $18.9 million, and $3.0 million, respectively, as of December 31, 2024. The foreign tax credit carryforwards expire in the years 2029 to 2034. The state tax credit carryforwards have no expiration date.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred in the U.S. as well as certain foreign jurisdictions over the three-year period ended December 31, 2024. Such objective evidence limits the ability to consider other subjective evidence such as the Company’s projections for future growth.

Based on this evaluation, a valuation allowance of $151.3 million and $111.5 million has been recorded as of December 31, 2024, and December 31, 2023, respectively. Only the portion of the deferred tax asset that is more likely than not to be realized has been recorded. It is reasonably possible a material adjustment in the amount of the deferred tax asset considered realizable will occur within one year if estimates of future taxable income during the carryforward period are reduced or increased, if objective negative evidence in the form of cumulative losses is no longer present, or if additional weight is given to subjective evidence such as the Company’s projections for growth.

U.S. Tax Reform

On December 22, 2017, the Tax Cuts and Jobs Act (“TCJA”) was signed into law, imposing a one-time deemed repatriation transition tax, payable over eight years, on accumulated earnings of foreign subsidiaries. After the utilization of existing tax credits, the Company expects to pay additional U.S. federal cash taxes of approximately $80.6 million on the deemed mandatory repatriation transition tax, payable over eight years. During 2024, the Company made payments of $11.1 million related to the transition tax. The cumulative transition tax payments through December 31, 2024, total $60.4 million.

Under a territorial system, future earnings are generally not subject to U.S. tax. The Company has accrued estimated withholding taxes for distributions from China. The Company maintains that all foreign earnings, other than China, are permanently reinvested as of December 31, 2024, and, therefore, no additional deferred tax liability has been recorded on the overall outside basis difference at December 31, 2024. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practical. As of December 31, 2023, the Company’s foreign earnings were permanently reinvested, other than China.

Swiss Tax Reform

In May 2019, a public referendum was held in Switzerland that approved the Federal Act on Tax Reform and AHV Financing (the “Swiss Tax Act”), which became effective January 1, 2020. The Swiss Tax Act eliminates certain preferential tax items at both the federal and cantonal levels for multinational companies and provides the cantons with parameters for establishing local tax rates and regulations. To reduce the impact for multinational companies, the Swiss Tax Act also provides for transitional step-up adjustments.

For the tax period ended December 31, 2023, the Company converted its dual rate pool into a step-up amortizable over 9 years. A tax benefit of $13.9 million was recorded for the dual-rate step-up. This benefit was offset by a valuation allowance of $12.1 million for a net benefit of $1.8 million.

Tax Positions

The Company recognizes accrued interest and penalties associated with uncertain tax positions as part of its income tax provision. As of December 31, 2024, and 2023, the Company had accrued interest and penalties of $4.2 million and $9.3 million, respectively on total uncertain tax positions of $17.7 million and $31.3 million, respectively. The Company recognized in its Consolidated Statements of Earnings a net benefit for interest and penalties of $5.0 million and $15.3 million, for the tax periods ended December 31, 2024, and 2023, respectively. The net benefit recorded was driven by the expiration of statutes of limitations.

It is reasonably possible that the total amount of unrecognized tax benefits will increase or decrease in the next 12 months. Such changes could occur based on the expiration of various statutes of limitations or the conclusion of ongoing tax audits in various jurisdictions around the world. Accordingly, within the next 12 months, the Company estimates that its unrecognized tax benefits amount could decrease by an amount in the range of $1.5 million to $2.8 million.

Several tax years are subject to examination by major tax jurisdictions. In most of the countries where the Company files income tax returns, 2015 is the earliest tax year that is subject to examination. The Company believes that adequate amounts have been provided for any adjustments that may result from those examinations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2024	2023
Balance at January 1	$31.3	$76.4
Additions related to current year	1.8	2.9
Additions related to prior years positions	—	2.6
Reductions related to prior years positions	(0.4)	(0.6)
Settlements with taxing authorities	(0.3)	(9.3)
Reductions related to lapse of statue of limitations	(13.7)	(42.0)
Currency	(1.0)	1.3

Balance at December 31	$17.7	$31.3

If recognized, $17.2 million and $21.5 million would impact the annual effective tax rate at December 31, 2024 and 2023, respectively.

Other

The following table sets forth supplemental cash flow information for income taxes related to continuing operations for the years ended December 31:

	2024	2023
Net cash paid for income taxes	$59.0	$58.8

14.	EMPLOYEE PENSION AND POSTEMPLOYMENT PLANS

Lexmark and its subsidiaries have defined benefit and defined contribution pension plans that cover certain of its regular employees, and a supplemental plan that covers certain executives. Medical, dental and life insurance plans for retirees are provided by the Company and certain of its non-U.S. subsidiaries.

Defined Benefit Plans

The non-U.S. pension plans are not significant and use economic assumptions similar to the U.S. pension plan and therefore are not shown separately in the following disclosures.

Obligations and funded status at December 31:

	Pension Benefits		Other Postemployment
	2024	2023	2024	2023
Change in Benefit Obligation:
Benefit obligation at January 1	$586.9	$566.2	$8.5	$8.9
Service cost	3.6	2.5	—	—
Interest cost	26.8	27.8	0.4	0.4
Contributions by plan participants	1.6	2.1	2.0	1.8
Curtailment, settlement or termination benefit (gain) loss	(4.6)	—	—	—
Benefits paid	(59.8)	(46.5)	(4.3)	(3.9)
Actuarial (gain) loss	(19.5)	30.8	(0.8)	1.3
Plan combinations	10.5	—	—	—
Foreign currency exchange rate changes	(7.2)	4.0	—	—

Benefit obligation at December 31	538.3	586.9	5.8	8.5

Change in Plan Assets:
Fair value of plan assets at January 1	483.2	478.2	—	—
Actual return on plan assets	2.5	39.6	—	—
Contributions by the employer	11.1	2.3	2.3	2.1
Contributions by plan participants	1.6	2.1	2.0	1.8
Plan settlements	(3.2)	—	—	—
Benefits paid	(59.8)	(46.5)	(4.3)	(3.9)
Foreign currency exchange rate changes	(5.0)	7.5	—	—

Fair value of plan assets at December 31	430.4	483.2	—	—

Unfunded status at December 31	$(107.9)	$(103.7)	$(5.8)	$(8.5)

The actuarial gain on pension plans for the year ended December 31, 2024, as well as the actuarial loss for the year ended December 31, 2023, resulted mainly from changes in discount rate assumptions. The Company also recognized a curtailment and settlement for the year ended December 31, 2024, primarily due to the restructuring actions. There was no curtailment and settlement for the year ended December 31, 2023.

Amounts recognized in the Consolidated Statements of Financial Position at December 31:

	Pension Benefits		Other Postemployment Benefits
	2024	2023	2024	2023
Noncurrent assets	$11.9	$16.4	$—	$—
Current liabilities	(2.0)	(1.1)	(1.6)	(2.3)
Noncurrent liabilities	(117.8)	(119.0)	(4.2)	(6.2)

Net amount recognized	$(107.9)	$(103.7)	$(5.8)	$(8.5)

The accumulated benefit obligation for all of the Company’s defined benefit pension plans was $530.4 million and $581.2 million at December 31, 2024 and 2023, respectively.

Pension plans with a benefit obligation in excess of plan assets at December 31:

	2024		2023
	Benefit Obligation	Plan Assets	Benefit Obligation	Plan Assets
Plans with projected benefit obligation in excess of plan assets	$484.3	$364.5	$525.7	$405.6
Plans with accumulated benefit obligation in excess of plan assets	477.0	364.5	520.9	405.6

Components of net periodic benefit cost for the year ended December 31:

	Pension Benefits		Other Postemployment Benefits
	2024	2023	2024	2023
Service cost	$3.6	$2.5	$—	$—
Interest cost	26.8	27.8	0.4	0.4
Expected return on plan assets	(24.2)	(24.6)	—	—
Immediate recognition of net (gain) loss	4.0	15.5	(0.8)	1.3
Curtailment, settlement or termination benefit (gain) loss	(0.6)	—	—	—

Net periodic benefit cost	$9.6	$21.2	$(0.4)	$1.7

Components of net periodic benefit cost other than service cost are presented in Other expense (income), net on the Consolidated Statements of Earnings.

Additionally, the Company has $0.7 million recognized in Accumulated other comprehensive earnings (loss) at December 31, 2024, which began amortizing over 10 years starting in 2022. The total prior year service cost amortization was $0.1 million for both years ended December 31, 2024 and 2023, respectively.

Assumptions:

	Pension Benefits		Other Postemployment Benefits
	2024	2023	2024	2023
Weighted-Average Assumptions Used to Determine
Benefit Obligations at December 31:
Discount rate	5.2%	4.7%	5.5%	5.1%
Rate of compensation increase	3.1%	2.8%	N/A	N/A
Interest crediting rate for cash balance plans	6.3%	4.8%	N/A	N/A

	Pension Benefits		Other Postemployment Benefits
	2024	2023	2024	2023
Weighted-Average Assumptions Used to Determine
Net Periodic Benefit Cost for the Year Ended
December 31:
Discount rate	4.7%	5.1%	5.1%	5.4%
Expected long-term return on plan assets	5.3%	5.4%	N/A	N/A
Rate of compensation increase	2.8%	2.9%	N/A	N/A
Interest crediting rate for cash balance plans	6.3%	4.8%	N/A	N/A

Plan assets:

Plan assets are invested in equity securities, government and agency securities, mortgage-backed securities, commercial mortgage-backed securities, asset-backed securities, corporate debt, annuity contracts and other securities. The U.S. defined benefit plan comprises a significant portion of the assets and liabilities relating to the defined benefit plans. The investment goal of the U.S. defined benefit plan is to achieve an adequate net investment return in order to provide for future benefit payments to its participants. Asset allocation percentages were 36% equity, 59% fixed income, and 5% real estate investments as of December 31, 2024. The U.S. pension plan employs Mercer as co-fiduciary and external investment manager. Mercer operates under an investment management contract that includes specific investment guidelines, requiring among other actions, adequate diversification, prudent use of derivatives and standard risk management practices such as portfolio constraints relating to established benchmarks. The plan currently uses a combination of both active management and passive index funds to achieve its investment goals.

The Company uses third parties to report the fair values of its plan assets. The Company tested the fair value of the portfolio and default level assumptions provided by the third parties as of December 31, 2024 and 2023; the Company may use any or all of the following procedures in performing the testing:

•	assessment of trading activity and other market data,

•	assessment of variability in pricing by comparison to independent source(s) of pricing, and

•	back-testing of transactions to determine historical accuracy of net asset value per share/unit as an exit price.

The following is a description of the valuation methodologies used for pension assets measured at fair value. Refer to Note 16 of the Notes to Consolidated Financial Statements for details on the accounting framework for measuring fair value and the related fair value hierarchy.

Commingled trust funds: Valued at the net asset value per unit at period end as quoted by the funds, or otherwise based on quoted prices, broker dealer quotations, or other methods by which all significant inputs are generally observable, either directly or indirectly. If significant inputs are unobservable, the security is classified as Level 3.

Fixed income: Valued at quoted prices, broker dealer quotations, or other methods by which all significant inputs are generally observable, either directly or indirectly. If significant inputs are unobservable, the security is classified as Level 3.

Cash equivalent: Valued at the per share (unit) price published as the basis for current transactions.

The following table sets forth by level, within the fair value hierarchy, plan assets measured at fair value on a recurring basis at December 31:

	2024			2023
	Level 2	Level 3	Total	Level 2	Level 3	Total
Commingled trust funds:
Fixed income	$14.9	$6.1	$21.0	$18.9	$6.6	$25.5
Equity	14.5	—	14.5	16.1	—	16.1
Real estate	9.8	—	9.8	10.4	—	10.4
Commingled trust funds measured at net asset value:
Fixed income	—	—	189.5	—	—	214.1
Equity	—	—	183.9	—	—	208.1
Real estate	—	—	0.1	—	—	0.2
Fixed income	—	—	—	—	—	—
Cash equivalent	9.2	—	9.2	5.9	—	5.9

Subtotal	48.4	6.1	428.0	51.3	6.6	480.3
Cash	—	—	2.4	—	—	2.9

Total assets at fair value	$48.4	$6.1	$430.4	$51.3	$6.6	$483.2

Certain investments that are measured at fair value using the net asset value per share (or its equivalent) practical expedient have not been classified as Level 1, 2 or 3 in the above fair value hierarchy but are included in the total.

Defined Contribution Plans

Lexmark also sponsors defined contribution plans for employees in certain countries. Company contributions are generally based upon a percentage of employees’ contributions. The Company’s expense under these plans was $11.2 million and $12.9 million for the years ended December 31, 2024, and 2023, respectively.

Additional Information

Other postemployment benefits:

No health care cost trend rates were assumed for the postemployment plan liabilities. This was based on the actual spend rate experience of retirees and preset caps having been met for the net employer cost of postemployment medical benefits.

Related to Lexmark’s acquisition of the Information Products Corporation from IBM in 1991, IBM agreed to pay for its pro rata share (currently estimated at $3.4 million) of future postemployment benefits for all the Company’s U.S. employees based on prorated years of service with IBM and the Company.

Cash flows:

In 2024, the Company is currently expecting to contribute approximately $14.6 million to its pension and other postemployment plans.

Lexmark estimates that the future benefits payable for the pension and other postemployment plans are as follows:

		Other
	Pension	Postemployment
	Benefits	Benefits
2025	$50.2	$1.6
2026	44.6	0.9
2027	44.7	0.6
2028	46.2	0.6
2029	43.8	0.5
Next five years	206.4	1.5

15. MEMBER’S EQUITY AND ACCUMULATED OTHER COMPREHENSIVE EARNINGS

Member’s Capital

Ninestar Group Company Limited (“Parent”) is the sole member of the Company and is not personally liable to creditors of the Company for any debts, obligations, liabilities or losses of the Company, whether arising in contract, tort or otherwise, beyond its capital contribution. As a sole member, the Parent has all rights, preferences, and privileges to any earnings and distributions of the Company, subject to any requirements and limitations included in the Company’s credit agreements.

During the year ended December 31, 2020, Lexmark, Ninestar, and PAG amended a contribution agreement pursuant to which Ninestar and PAG agreed to provide additional contributions to Lexmark up to $75.0 million upon Lexmark’s request, if needed. No contributions related to this agreement were made during the years ended December 31, 2024 and 2023, respectively, and the agreement expired in 2024.

Accumulated Other Comprehensive Earnings (Loss)

The following tables provide the tax benefit or expense attributed to each component of Other comprehensive earnings (loss) for the years ended December 31:

	2024
	Change,	Tax benefit	Change,
	net of tax	(liability)	pre-tax
Components of other comprehensive earnings (loss):
Foreign currency translation adjustment	$(46.5)	$2.8	$(49.3)
Recognition of pension and other postretirement benefit plans prior service credit	—	—	—
Unrealized gain (loss) on cash flow hedges	(0.8)	0.8	(1.6)

Total other comprehensive earnings (loss)	$(47.3)	$3.6	$(50.9)

	2023
	Change,	Tax benefit	Change,
	net of tax	(liability)	pre-tax
Components of other comprehensive earnings (loss):
Foreign currency translation adjustment	$23.6	$—	$23.6
Recognition of pension and other postretirement benefit plans prior service credit	(0.1)	—	(0.1)
Unrealized gain (loss) on cash flow hedges	15.4	(3.1)	18.5

Total other comprehensive earnings (loss)	$38.9	$(3.1)	$42.0

The following rollforward presents the change in Accumulated other comprehensive earnings (loss), net of tax:

		Recognition of
		Pension and
	Foreign	Other	Unrealized	Accumulated
	Currency	Postretirement	Gain (Loss) on	Other
	Translation	Benefit Plans	Cash Flow	Comprehensive
	Adjustment	Prior Service	Hedges	Earnings (Loss)
Balance at January 1, 2023	$(51.4)	0.8	(6.5)	(57.1)
Other comprehensive earnings (loss) before reclassifications	23.6	—	8.5	32.1
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	(0.1)	6.9	6.8

Net December 31, 2023 other comprehensive earnings (loss)	23.6	(0.1)	15.4	38.9

Balance at December 31, 2023	$(27.8)	0.7	8.9	(18.2)
Other comprehensive earnings (loss) before reclassifications	(46.5)	—	10.9	(35.6)
Amounts reclassified from accumulated other comprehensive earnings (loss)	—	—	(11.7)	(11.7)

Net December 31, 2024 other comprehensive earnings (loss)	(46.5)	—	(0.8)	(47.3)

Balance at December 31, 2024	$(74.3)	$0.7	$8.1	$(65.5)

The following tables provides details of amounts reclassified from Accumulated other comprehensive earnings (loss) for the years ended December 31:

Details about	Amount Reclassified from
Accumulated Other	Accumulated Other		Affected Line Item in the
Comprehensive Earnings (Loss)	Comprehensive Earnings (Loss)		Consolidated Statements
Components	2024	2023	of Earnings
Unrealized gain (loss) on cash flow hedges
	$4.0	$(10.6)	Revenue
	11.0	3.0	Interest
	(3.3)	0.7	Benefit (provision) for income taxes

Total reclassifications for the period	$11.7	$(6.9)	Net of tax

Details about	Amount Reclassified from
Accumulated Other	Accumulated Other		Affected Line Item in the
Comprehensive Earnings (Loss)	Comprehensive Earnings (Loss)		Consolidated Statements
Components	2024	2023	of Earnings
Pension and other postretirement benefits
Amortization of prior service credit	$—	$0.1	Other expense (income), net
	—	—	Benefit (provision) for income taxes

Total reclassifications for the period	$—	$0.1	Net of tax

16.	FAIR VALUE

General

The accounting guidance for fair value measurements defines fair value, establishes a framework for measuring fair value in accordance with U.S. GAAP, and requires disclosures about fair value measurements. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As part of the framework for measuring fair value, the guidance establishes a hierarchy of inputs to valuation techniques used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available.

Fair Value Hierarchy

The three levels of the fair value hierarchy are:

•	Level 1 — Quoted prices (unadjusted) in active markets for identical, unrestricted assets or liabilities that the Company has the ability to access at the measurement date;

•	Level 2 — Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly; and

•	level 3 — Unobservable inputs used in valuations in which there is little market activity for the asset or liability at the measurement date.

Fair value measurements of assets and liabilities are assigned a level within the fair value hierarchy based on the lowest level of any input that is significant to the fair value measurement in its entirety.

Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31:

	2024		2023
		Based on		Based on
	Fair value	Level 2	Fair value	Level 2
Assets:
Cash equivalents(1)	$3.3	$3.3	$114.3	$114.3
Foreign currency derivatives (2)	15.4	15.4	14.6	14.6

Total	$18.7	$18.7	$128.9	$128.9

Liabilities:
Foreign currency derivatives (2)	$10.3	$10.3	$9.6	$9.6

(1)	Included in Cash and cash equivalents on the Consolidated Statements of Financial Position.
(2)

Foreign currency derivative assets and foreign currency derivative liabilities are included in Prepaid expenses and other current assets and Accrued liabilities, respectively, on the Consolidated Statements of Financial Position. Refer to Note 5 of the Notes to Consolidated Financial Statements for disclosure of derivative assets and liabilities on a gross basis.

Transfers

To identify the appropriate level in the fair value hierarchy, the Company uses default assumptions regarding the general characteristics of the financial instrument as the starting point. The Company then adjusts the level assigned to the fair value measurement for financial instruments held at the end of the reporting period, as necessary, based on the weight of the evidence obtained by the Company. During the years ended December 31, 2024 and 2023, the Company had no purchases, transfers in, or transfers out of Level 3.

Valuation Techniques

Cash Equivalents

Cash equivalents are primarily comprised of money market funds in which the Company invests and are considered cash equivalents. Money market funds are valued at the quoted Net Asset Value (“NAV”) per share issued to the Company.

Other cash equivalents include interest bearing deposit accounts that are short term in nature and whose fair value approximates their carrying amount.

Derivatives

Fair values for the Company’s derivative financial instruments are based on pricing models or formulas using current market data. Variables used in the calculations include forward points, spot rates, volatility assumptions and benchmark interest rates at the time of valuation, the frequency of payments to and from counterparties, as well as effective and termination dates. The Company believes there is minimal risk of nonperformance. At December 31, 2024 and 2023, all the Company’s derivative instruments were designated as Level 2 measurements in the fair value hierarchy. Refer to Note 5 of the Notes to Consolidated Financial Statements for more information regarding the Company’s derivatives.

Plan Assets

Plan assets must be measured at least annually in accordance with accounting guidance on employer’s accounting for pensions and postretirement benefits other than pensions. The fair value measurement guidance requires that the valuation of plan assets comply with its definition of fair value. The fair value measurement guidance does not apply to the calculation of pension and postretirement obligations since the liabilities are not measured at fair value. Refer to Note 14 of the Notes to Consolidated Financial Statements for disclosures regarding the fair value of plan assets.

Summary of Other Financial Liabilities

The carrying value of the Company’s debt excluding financing leases was $961.6 million and $1,115.1 million as of December 31, 2024, and 2023, respectively. The estimated fair value of the Company’s debt excluding financing leases was $950.0 million and $1,070.0 million as of December 31, 2024, and 2023, respectively. The fair value of debt was determined based on level 2 inputs using current market interest rate data adjusted for non-performance risk.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis Subsequent to Initial Recognition

During 2024, the Company recorded a non-recurring fair value adjustment related to the valuation of the Company’s trade name indefinite lived intangible asset and goodwill. The fair values were derived by reference to the Xerox purchase price of the Company. See Note 1 to the Consolidated Financial Statements for additional information about the pending acquisition and Note 7 for the amount of the impairment charge and additional information on the circumstances that led to the impairment.

During 2023, the Company recorded a non-recurring fair value adjustment related to the valuation of the Company’s trade name indefinite lived intangible asset. The fair value was derived using the relief-from-royalty valuation method based on Level 3 inputs. See Note 7 of the Notes to the Consolidated Financial Statements for the amount of the impairment charge and additional information on the circumstances that led to the impairment.

There were no other material fair value adjustments to assets or liabilities measured at fair value on a nonrecurring basis subsequent to initial recognition during 2024 or 2023.

17.	COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnifications

In the ordinary course of business, the Company may provide performance guarantees to certain customers pursuant to which Lexmark has guaranteed the performance obligation of third parties. Some of those agreements may be backed by bank guarantees provided by the third parties. In general, Lexmark would be obligated to perform over the term of the guarantee in the event a specified triggering event occurs as defined by the guarantee. The Company believes the likelihood of having to perform under a guarantee is remote.

In most transactions with customers of the Company’s products, software, services or solutions, including resellers and distributors, the Company enters into contractual arrangements under which the Company may agree to indemnify the customer from certain events as defined within the particular contract, which may include, for example, litigation or claims relating to patent or copyright infringement. These indemnities do not always include limits on the claims, provided the claim is made pursuant to the procedures required in the contract. Historically, payments made related to these indemnifications have been immaterial.

Contingencies

The Company is involved in lawsuits, claims, investigations and proceedings, including those identified below, consisting of intellectual property, commercial, employment, employee benefits, and environmental matters that arise in the ordinary course of business. In addition, various governmental authorities have from time to time initiated inquiries and investigations, some of which are ongoing. The Company intends to continue to cooperate fully with those governmental authorities in these matters.

Pursuant to the accounting guidance for contingencies, the Company regularly evaluates the probability of a potential loss of its material litigation, claims, or assessments to determine whether a liability has been incurred and whether it is probable that one or more future events will occur confirming the loss. If a potential loss is determined by the Company to be probable, and the amount of the loss can be reasonably estimated, the Company establishes an accrual for the litigation, claim or assessment. If it is determined that a potential loss for the litigation, claim or assessment is less than probable, the Company assesses whether a potential loss is reasonably possible, and will disclose an estimate of the possible loss or range of loss; provided, however, if a reasonable estimate cannot be made, the Company will provide disclosure to that effect.

Litigation is inherently unpredictable and may result in adverse rulings or decisions. In the event that any one or more of these litigation matters, claims or assessments result in a substantial judgment against, or settlement by, the Company, the resulting liability could also have a material effect on the Company’s financial condition, cash flows and results of operations.

Flexiworld International, Inc. vs. Lexmark International Inc. Patent Infringement

During the year ended December 31, 2022, Flexiworld International, Inc., a non-practicing entity, filed four separate patent infringement actions against Lexmark. In the complaints, Flexiworld asserted that Lexmark infringed fourteen Flexiworld patents related to Wi-Fi enabled printers and smartphone printer applications. Lexmark vigorously defended itself against the suit, and in January 2024, the Company settled the patent infringement litigation for an immaterial amount, thereby closing the litigation.

Peruvian Tax and Penalty Determination Ruling (VAT)

During the year ended December 31, 2023, SUNAT, the Peruvian National Tax Authority, issued a tax and penalty determination ruling based on a tax audit that started during the year ended December 31, 2022, regarding the collection of VAT. SUNAT is claiming that that some sales discounts granted to one of Lexmark’s distributers lack sufficient documentary support to substantiate their existence and operation, thereby increasing the VAT taxable base. Lexmark is preparing to file its defense at the administrative level to challenge the decision. As of December 31, 2024, an accrual has not been made as a loss contingency is not probable. However, a loss contingency between $2.0 million and $3.0 million is reasonably possible.

Other Litigation

There are various other lawsuits, claims, investigations, and proceedings involving the Company that are currently pending. The Company has determined that although a potential loss is reasonably possible for certain matters, that for such matters in which it is possible to estimate a loss or range of loss, the estimate of the loss or estimate of the range of loss are not material to the Company’s consolidated results of operations, cash flows or financial position.

18.	RELATED PARTY TRANSACTIONS

The Company has an agreement to sell private label remanufactured toner cartridges to Ninestar, as well as to sell components to and purchase toner cartridges from Ninestar affiliates in a sell-buyback arrangement. Sales of finished goods are included in Revenue on the Consolidated Statements of Earnings and the purchases are included in Inventories, until sold, on the Consolidated Statements of Financial Position.

During the year ended December 31, 2024, the Company had sales to Ninestar affiliates of $81.5 million, compared to $97.0 million during the year ended December 31, 2023. Sales in 2024 included $12.8 million related to sell-buyback arrangements compared to $21.9 million in 2023, as well as $4.1 million of sales taxes in 2024 compared to $5.7 million of sales taxes in 2023. Manufacturing sell-buyback transactions and sales taxes are not included in Revenue on the Consolidated Statements of Earnings. In addition, the Company began a collaborative arrangement during the fourth quarter of 2021 with Pantum and Static Control for the use of intellectual property and components. The collaborative revenue received during the years ended December 31, 2024 and 2023 totaled $2.9 million and $2.5 million, respectively.

Purchases from Ninestar affiliates were $72.0 million during the year ended December 31, 2024, compared to $97.7 million during the year ended December 31, 2023. These purchases included $47.4 million related to sell-buyback arrangements for 2024 and $91.1 million for 2023. Purchases from Ninestar include products ultimately sold to both related and non-related party customers. During the year ended December 31, 2024, the Company transitioned manufacturing from Ninestar and related parties to other contract manufacturers as a result of the DHS ban enacted during the year ended December 31, 2023.

The Company also has a cross-license agreement with Ninestar in which both parties agreed to convert the imaging product distribution and sales operations of the companies into a unified system under the control of Ninestar. The agreement sets forth payment calculations from the Company to Ninestar based on worldwide distribution and sales performance criteria. The Company accrued $6.2 million during the year ended December 31, 2024, compared to $5.0 million during the year ended December 31, 2023, These amounts are recognized in Cost of revenue on the Consolidated Statements of Earnings.

Amounts due to or from Ninestar affiliates are included on the Consolidated Statements of Financial Position as summarized in the table below as of December 31:

	2024	2023
Trade receivables	$16.2	$12.1
Prepaids and other current assets	1.4	3.2
Accounts payable	23.0	95.2
Accrued liabilities	8.0	5.0
Short-term debt	0.1	0.2

19.	DIVESTITURES and DISCONTINUED OPERATIONS

Enterprise Software Indemnity Discontinued Operations

The Company has indemnified the buyers from the 2017 Enterprise Software (“ES”) business sale for certain tax matters related to an ongoing tax audit for the discontinued operation. During 2022, the Company recorded a $4.8 million liability related to the ongoing audits. During the twelve months ended December 31, 2023, the company paid $4.3 million for the ES tax matter, which is included in Other in Cash flows from financing activities on the Consolidated Condensed Statements of Cash Flows. As payments for this matter are substantially complete, the Company released the remaining $0.5 million reserve for the ES tax matter during the twelve months ended December 31, 2023, which is included in Earnings (loss) from discontinued operations, net of tax on the Consolidated Statements of Earnings.

20.	SUBSEQUENT EVENTS

On February 1, 2025, the Trump administration announced the issuance of three separate executive orders that result in an additional 10% tariff on all imports into the United States from China as well as a 25% tariff on imports into the United States from Mexico and Canada, effective February 4, 2025. These executive orders do include exceptions for tariffs on certain goods, which do not apply to Lexmark. On February 3, 2025, the Trump administration announced that the executive orders for tariffs on Mexico and Canada imports will be delayed by 30 days, or until March 4, 2025. The Company’s management is evaluating the potential impacts of the tariffs on the Company’s operations and financial condition and will implement actions as necessary to mitigate future material impacts.

The Company has performed an evaluation of events subsequent to December 31, 2024, through February 28, 2025, the date the Company’s consolidated financial statements were available to be issued. The Company has determined that there were no other significant events which require disclosure.